UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Chesapeake Utilities Corporation

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909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
March 25, 2011
DEAR STOCKHOLDERS:
You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Chesapeake Utilities Corporation. The following information provides you with details relating to the meeting, including the matters to be considered and acted on by stockholders.

Time and Date	9:00 a.m. Eastern Daylight Time on Wednesday, May 4, 2011.

Location	The Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801.

Items of Business	1)	To elect five Class III Directors to serve three-year terms ending in 2014 and until their successors are elected and qualified;

	2)	To consider and vote on a non-binding advisory proposal to approve the compensation of our named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement;

	3)	To consider and vote on a non-binding advisory proposal regarding the frequency that stockholder advisory votes, to approve the compensation of our named executive officers, will be taken; and

	4)	To consider and vote on the ratification of the Company’s independent registered public accounting firm.

We will also transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2, FOR a THREE-YEAR INTERVAL on Item 3, FOR Item 4 and pursuant to the discretion of the appointed proxies for such other business as may properly come before the meeting.

Record Date	If you are, or if a nominee through whom you hold shares is, a stockholder of record at the close of business on Thursday, March 17, 2011, you will be entitled to vote at the meeting and at any adjourned meeting.
It is important that all of the Company’s shares of common stock that you own are represented at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the following three convenient voting methods available to our stockholders.

Mail: Complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope.	Telephone: Follow the instructions that are printed on your proxy card (included with these materials).	Internet: Follow the instructions that are printed on your proxy card (included with these materials).
Submitting your proxy by returning the enclosed proxy card, by telephone or by the internet, will not affect your right to attend the meeting and vote in person. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting by following the instructions in the accompanying Proxy Statement. If you own stock beneficially through a bank, broker or otherwise, that institution will provide you with voting instructions when sending our Proxy Statement to you.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2011. Pursuant to rules promulgated by the SEC, we have elected to provide our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you that our proxy materials are available on the internet. This Notice and Proxy Statement, our Annual Report on Form 10-K, as well as directions to our meeting, are available at www.chpk.com/proxymaterials.
By Order of the Board of Directors,
Beth W. Cooper
Corporate Secretary

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
PROXY STATEMENT
GENERAL MATTERS
The Board of Directors of Chesapeake Utilities Corporation (“we,” “us,” “our,” the “Company” or “Chesapeake”) is providing you with this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2011 Annual Meeting of Stockholders and at any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Meeting Time and Date. The 2011 Annual Meeting of Stockholders will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, May 4, 2011, in the Board Room of PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware 19801.
Solicitation of Proxies. Our directors, officers and regular employees may solicit proxies by personal interview, mail, telephone or e-mail. These individuals would not receive additional compensation for their services in connection with the solicitation. In addition, we may engage professional proxy solicitors or other consultants to solicit proxies. All costs of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the solicitation, and all clerical and other expenses of solicitation will be borne by the Company. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being sent or given to stockholders on or about March 25, 2011.
Who May Vote. All stockholders of record at the close of business on Thursday, March 17, 2011 will be entitled to vote. As of this date, 9,549,406 shares of our common stock, the only outstanding class of voting equity securities, were outstanding. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The named executive officers and directors of the Company have the power to vote approximately 4.19 percent of these shares.
We have been advised by all of the named executive officers and directors that they intend to vote their shares of common stock as follows:
•	Proposal 1: FOR the election of five Class III Directors to serve three-year terms ending in 2014 and until their successors are elected and qualified;

•	Proposal 2: FOR the non-binding advisory proposal to approve the compensation of our named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the Compensation Discussion and Analysis, the compensation tables, and the related material disclosed in this proxy statement (a “say-on-pay vote”);

•	Proposal 3: FOR a THREE-YEAR INTERVAL regarding the frequency that stockholder advisory votes, to approve the compensation of our named executive officers, will be taken (a “say-on-frequency vote”);

•	Proposal 4: FOR the ratification of our independent registered public accounting firm; and

•	Pursuant to the discretion of the appointed proxies for any other business properly brought before the meeting.
How To Vote. You may attend the meeting and deliver the completed proxy card in person before voting is declared closed at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the following three convenient voting methods available to our stockholders:

Mail: Complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope.	Telephone: Follow the instructions that are printed on your proxy card (included with these materials).	Internet: Follow the instructions that are printed on your proxy card (included with these materials).

Submitting your proxy by returning the enclosed proxy card, by telephone, or by the internet, will not affect your right to attend the meeting and vote in person.
Signature of Proxies. An authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity should sign the accompanying proxy card in the entity name and, immediately below this signature, indicate his or her name and title at the entity. An agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder should also indicate his or her title following his or her respective signature. Stock may be registered in the name of two or more trustees or other persons. If you own stock with multiple parties, each party should sign the accompanying proxy card where appropriate. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card where appropriate, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.
Voting Instructions. If your proxy is timely received, properly signed and not subsequently revoked, it will be voted at the meeting according to your directions. If your proxy is incomplete or if you do not provide instructions with respect to any of the items, the proxy will be voted FOR Proposals 1 and 2, FOR a THREE-YEAR INTERVAL on Proposal 3, FOR Proposal 4 and pursuant to the discretion of the appointed proxies for any other business properly brought before the meeting. If you abstain or withhold your vote, your shares will be treated as not voted for purposes of Proposals 1, 2 and 3 and against for purposes of Proposal 4.
Revocation of Proxies. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting. A proxy may be revoked by (i) attendance at the meeting and voting in person; (ii) delivery of a subsequent proxy executed by the same person that executed the prior proxy; (iii) submitting another timely and later dated proxy by telephone; (iv) submitting another timely and later dated proxy over the internet; or (v) delivery of a written statement to the Corporate Secretary of the Company stating that the proxy is revoked.
Beneficial Ownership. A beneficial owner holds shares of our common stock not in its own name, but rather through a bank, broker, trustee, nominee, or other institution. If you are a beneficial owner and an institution held, on your behalf, shares of our common stock on the record date of March 17, 2011, you are entitled to vote on the matters described in this Proxy Statement. The institution will provide you with our Proxy Statement and any other solicitation materials, as well as voting instructions. We will reimburse the institution for reasonable expenses incurred in connection with this solicitation. You will need to obtain a valid proxy from the institution if you intend to vote your shares by personally attending our meeting. If you do not provide your broker with voting instructions, your broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a broker non-vote). The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is a “discretionary” item. The election of directors (Proposal 1), the say-on-pay vote (Proposal 2), and the say-on-frequency vote (Proposal 3) are “non-discretionary” items. Broker non-votes will have no effect on the outcome of the election of directors (Proposal 1), the say-on-pay vote (Proposal 2) or the say-on-frequency vote (Proposal 3).
Quorum. In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock outstanding on our record date. Shares of common stock represented at the meeting in person or by proxy will be counted for the purpose of determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will be counted as present at the meeting for quorum purposes, but not voted. The Company’s Inspector of Elections will tabulate the votes and determine whether a quorum is present.
Annual Report. The 2010 Annual Financial Report and Shareholder Letter (the “Annual Report”), which contains our Annual Report on Form 10-K for the year ended December 31, 2010, is enclosed with this Proxy Statement. This document provides financial information to our stockholders. It is not, and shall not be deemed to be, “soliciting material.” The Annual Report is not, and shall not be deemed to be, “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

MATTERS TO BE VOTED ON AT THE MEETING
Election of Directors (Proposal 1)
At the conclusion of the meeting, the entire Board of Directors of the Company will consist of thirteen directors. The Board is divided into three classes, with the directors of each class elected to serve three-year terms.
At the 2011 Annual Meeting, five Class III directors will be elected to serve until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has nominated the following candidates for election to serve as directors: Thomas J. Bresnan, Joseph E. Moore and John R. Schimkaitis, each of whom was re-elected to the Board of Directors by the stockholders at the Company’s 2008 Annual Meeting. The Board of Directors also nominated Dianna F. Morgan and Michael P. McMasters, each of whom was elected to the Board of Directors by the stockholders at the Company’s 2009 and 2010 Annual Meetings, respectively.
Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting. A stockholder that is entitled to vote for the election of directors may cast his or her vote in accordance with the instructions provided in this Proxy Statement. A stockholder may authorize a proxy to vote their shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will not count either for or against the nominee.
Information Concerning Nominees and Continuing Directors. The following information sets forth the principal occupation and employment of each director, the name and principal business of the organization, certain other affiliations, and additional business experience attained by each director and nominee during the past five years. This information has been provided to us by each nominee for election as a director and for each director whose term will continue following the meeting.
Nominees for Election
Class III Directors (Terms Expire in 2014)

Thomas J. Bresnan
Director since 2001
Mr. Bresnan, age 58, is majority shareholder, President and Chief Executive Officer of Schneider Sales Management, LLC, a leading provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials, based in Greenwood Village, Colorado. From 1999 to 2006, Mr. Bresnan was Chief Executive Officer of New Horizons Worldwide, Inc., an information technology training company in Anaheim, California. At New Horizons Worldwide, Inc. he also served as President and was on the Board of Directors from 1993 to 2006. Prior to his employment with New Horizons Worldwide, Inc., he was President of Capitol American Life Insurance in Cleveland, Ohio. Mr. Bresnan began his professional career at Arthur Andersen and Co.

Michael P. McMasters
Director since 2010
Mr. McMasters, age 52, is President and Chief Executive Officer of Chesapeake. He was appointed Chief Executive Officer effective January 1, 2011. He was appointed as President and elected as a director of the Company in March 2010. He previously served as Executive Vice President and Chief Operating Officer of the Company from 2008 to 2010. Prior to September 2008, he served as Chief Financial Officer of the Company since 1997 and as Senior Vice President since 2004. He has previously held the positions of Vice President, Treasurer, Director of Accounting and Rates, and Controller of the Company. In addition to his tenure with Chesapeake, Mr. McMasters also served as Director of Operations Planning for Equitable Gas Company.

Joseph E. Moore
Director since 2001
Mr. Moore, age 68, is a partner with the law firm of Williams, Moore, Shockley and Harrison, LLP. He has previously served in numerous business and community capacities in the State of Maryland, including: State’s Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin; and as a member of the Board of Governors of the State of Maryland Bar Association. Mr. Moore is currently a member of the Board of Trustees of the Worcester Preparatory School in Berlin, Maryland, a member of the Board of Trustees of the Maryland Historical Society, and a director of the Ocean City Museum Society, Inc. In addition, Mr. Moore serves as a director of Calvin B. Taylor Banking Co., and the Chairman of the Board of Zoning Appeals for the Town of Berlin. He has been appointed by the Maryland Court of Appeals as Co-Chairman of the First Appellate Circuit Character Committee of the Maryland State Board of Law Examiners. Mr. Moore is a Fellow of the American College of Trial Lawyers.

Dianna F. Morgan
Director since 2008
Mrs. Morgan, age 59, is the immediate past Chair and is a current member of the Board of Trustees for the University of Florida. Mrs. Morgan currently serves on the Board of Directors of CNL Bancshares, Inc. and the Board of Trustees for Hersha Hospitality Trust. Mrs. Morgan is also a member of the Board of Directors of Orlando Health (formerly Orlando Regional Healthcare System) and serves as Chair of the national board for the Children’s Miracle Network. Previously, Mrs. Morgan served as Senior Vice President of Public Affairs and Senior Vice President of Human Resources for Walt Disney World Company. During her tenure at Walt Disney World Company, she oversaw the Disney Institute — a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world.

John R. Schimkaitis
Director since 1996
Mr. Schimkaitis, age 63, is Vice Chairman of the Board of Directors of Chesapeake, effective March 1, 2010. Mr. Schimkaitis held the position of Chief Executive Officer from January 1999 until his retirement on January 1, 2011. He served as President of the Company from 1997 until 2010. Mr. Schimkaitis also previously served as Chief Operating Officer of the Company, and prior thereto as Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, and Assistant Secretary of the Company.
As reflected in their profile and as provided in further detail in the Board Skills and Diversity section in this Proxy Statement which begins on page 15, the nominees bring a broad range of leadership, professional skills and expertise to the Board. Mr. Bresnan has extensive executive management experience which he gained, in part, through his past experience serving in the role of Chief Executive Officer for both private and public companies. Mr. McMasters has extensive industry experience and has served in numerous leadership capacities in his thirty years of experience with the Company including his current role as President and Chief Executive Officer of the Company. Mr. Moore is well-established in the Maryland legal community and has been instrumental in guiding the Company on Maryland legislative and regulatory matters, as well as corporate governance practices. Mrs. Morgan has extensive experience serving as a board member of both private and public companies. She brings significant expertise in human capital and the customer experience as a result of her previous executive positions at Walt Disney World Company. Mr. Schimkaitis has extensive industry experience and has served in numerous leadership capacities in his twenty-five years of experience with the Company, including serving as our immediate past Chief Executive Officer.

Continuing Directors
Class I Directors (Terms Expire in 2012)

Eugene H. Bayard
Director since 2006
Mr. Bayard, age 64, is a partner with the law firm of Wilson, Halbrook & Bayard in Georgetown, Delaware. He has been a member of the firm since 1974. Mr. Bayard serves in numerous business and community board capacities including: Delaware Wild Lands, Inc.; Delaware State Fair, Inc.; Chairman of Harrington Raceway, Inc.; Mid-Del Charitable Foundation; Delaware Volunteer Firefighter’s Association; the Southern Delaware Advisory Committee for the Delaware Community Foundation; O.A. Newton & Son Company; and J.G. Townsend Jr. and Company.

Thomas P. Hill, Jr.
Director since 2006
Mr. Hill, age 62, retired in 2002 from Exelon Corporation in Philadelphia, Pennsylvania, where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility, providing energy generation, power marketing and energy delivery. Prior to the PECO Energy and Unicom Corporation merger, out of which Exelon Corporation evolved, Mr. Hill was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill serves as a trustee of Magee Rehabilitation Hospital and the Magee Rehabilitation Foundation. He also serves as a member of the Audit Committee for Jefferson Health System, Inc., a Pennsylvania non-profit corporation.

Dennis S. Hudson, III
Director since 2009
Mr. Hudson, age 55, is the Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. Mr. Hudson has been a member of both organizations’ Boards of Directors since 1983. He has held various positions in the banks, including, most recently, President and Chief Executive Officer, and prior to that, Executive Vice President and Chief Operating Officer. Mr. Hudson served on the Florida Public Utilities Company (“FPU”) Board of Directors from 2005 until the merger with Chesapeake in 2009. While on FPU’s Board, he served as a member of the Audit Committee. Mr. Hudson is actively involved in the community serving on the Boards of Helping People Succeed, United Way of Martin County and Visiting Nurses Association of Florida. He previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta and as Chairman of the Economic Council of Martin County.

Calvert A. Morgan, Jr.
Director since 2000
Mr. Morgan, age 63, currently serves as a director of WSFS Financial Corporation and its principal subsidiary, Wilmington Savings Fund Society (“WSFS Bank”). He is also Vice Chairman of WSFS Bank. Mr. Morgan served as Special Advisor to WSFS Financial Corporation from 2004 to 2009. He is the retired Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. Mr. Morgan has served in numerous business and community board capacities, including: a member of Delaware Business Roundtable and trustee of Christiana Care Corporation. Mr. Morgan is a member of the Delaware Economic and Financial Advisory Council.

Class II Directors (Terms Expire in 2013)

Ralph J. Adkins
Director since 1989
Mr. Adkins, age 68, has served as Chairman of the Board of Directors of Chesapeake since 1997. He previously served as Chief Executive Officer of the Company, a position he held from 1990 to 1999. During his tenure with the Company, Mr. Adkins served as President and Chief Executive Officer, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer and Chief Accountant. Mr. Adkins is a former director of PNC Bank, Delaware, former Chairman of Bayhealth Foundation, and former Chairman of the Board of Trustees of the Delaware Public Employees’ Retirement System.

Richard Bernstein
Director since 1994
Mr. Bernstein, age 68, is the President and Chief Executive Officer of LWRC International, LLC, a developer and manufacturer of patented rifles and carbines. He was owner, President, and Chief Executive Officer of BAI Aerosystems, Inc. (“BAI”) prior to BAI’s acquisition by L-3 Communications Corporation in 2004. Mr. Bernstein was the major stockholder in Lorch Microwave prior to its acquisition by Smiths Group PLC in 2006. Mr. Bernstein continues to be active in the oversight of several private businesses in which he is a major stockholder. These include: REB Holdings, Inc., a technology consulting company; Salisbury Inc., a manufacturer of pewter and silver for the gift and premium markets; and MaTech, Inc., a leading machining company. He is also a partner in the Waterside Village development in Easton, Maryland. Mr. Bernstein was appointed to Maryland’s Economic Development Commission by Governor O’Malley in 2009. He has also served on boards for several colleges and universities and currently serves on the advisory board of M&T Bank.

Paul L. Maddock, Jr.
Director since 2009
Mr. Maddock, age 61, is a Trustee and President of The Maddock Companies, a diversified real estate development, investment and securities holding company with operations in Palm Beach and Martin Counties, Florida. Mr. Maddock served on the FPU Board of Directors from 1998 until the merger with Chesapeake in 2009. While on FPU’s Board, he served as a member of the Audit Committee, Compensation Committee and Executive Committee. He has served on the Board of Lydian Bank and Trust since 2003, currently serving as the Chairman of the Audit Committee and as a member of the Executive Committee. He has also served on the Boards of PRB Energy, Inc., a natural gas exploration and distribution company; Hale Indian River Groves, a citrus fulfillment company; Wachovia Bank of Florida; 1st United Bank and Trust; and Island National Bank and Trust. Within the community, Mr. Maddock serves as the President of THRIFT, Inc., a Palm Beach charity organization, and a committee member and former director of Good Samaritan Hospital.

J. Peter Martin
Director since 2001
Mr. Martin, age 71, is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation, a Miami, Florida diversified utility company that provided water, wastewater, natural gas and propane gas service to residential, commercial and industrial customers in several Florida counties. Mr. Martin founded Atlantic Utilities Corporation in 1980 and remained with the Company until its sale to Southern Union Co. in 1997. Prior to founding Atlantic Utilities Corporation, Mr. Martin was President of Southern Gulf Utilities, Inc., which operated utility systems in five states and more than twenty of Florida’s counties. Mr. Martin has served as a director, officer and/or member of various organizations, including the Florida Waterworks Association, Florida Natural Gas Association, Miami Gas Institute, and City of Coral Cables Utility Task Force.

If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors on the recommendation of the Corporate Governance Committee.
PROPOSAL 1 — THE BOARD OF DIRECTORS
RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
Non-binding Advisory Proposal to Approve the Compensation of our Named Executive Officers Pursuant to the
Compensation Disclosure rules of the SEC, including the Compensation Discussion and Analysis, the
Compensation Tables, and any Related Material Disclosed in This Proxy Statement (Proposal 2)
The Compensation Committee is responsible for the oversight and administration of the Company’s executive compensation program. The Compensation Committee designs, recommends to the Board of Directors for adoption as appropriate, and administers all of the policies and practices related to executive compensation. On March 2, 2011, the Board of Directors determined that none of the Compensation Committee members had any material relationship with the Company in accordance with the New York Stock Exchange (“NYSE”) Listing Standards and with the Corporate Governance Guidelines on Director Independence, initially adopted by the Board of Directors in 2004, and which are more stringent than the NYSE Listing Standards. Thus, each member of the Compensation Committee is independent, and other than in their capacity as a director and member of the Compensation Committee, has no other relationship or arrangement with any named executive officer.
The philosophy of our current executive compensation program is provided in detail in the Compensation Discussion and Analysis section of this Proxy Statement which begins on page 23. The section also provides stockholders with comprehensive information on the design of our executive compensation program as well as the mix of compensation that the Compensation Committee believes aligns the financial interests of the named executive officers with the interests of our stockholders. Additional information on our executive compensation program, including tables and accompanying narratives, is available in the Executive Compensation section of this Proxy Statement which begins on page 33. This comprehensive program focuses on aligning total compensation with our business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase stockholder value.
The executive compensation program is centered on the premise of creating stockholder value. This is evidenced by the payment of consecutive annual dividends to stockholders and the Company’s recent earnings performance. The dedication of the Company’s employees and the commitment and leadership of the Company’s named executive officers have driven the Company’s growth, in terms of market capitalization, from $95 million in 1999 to approximately $388 million as of March 17, 2011. During the Compensation Committee’s annual review of executive compensation, it considers several elements of the executive compensation program, including, but not limited to: i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; ii) the complex nature of our operations as a diversified utility company; and iii) the long-term focus on our strategic planning process. The experience and qualifications of our named executive officers have contributed to the Company’s ability to execute long-term strategic plans, capitalize on the Company’s long-term growth opportunities, and position the Company for sustainable growth in the future.
The Compensation Committee promotes a pay-for-performance culture to further align executive interests with the long-term interests of stockholders. In January of 2011, Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent compensation consultant, provided the Compensation Committee with a market analysis to assess the competitiveness of total compensation for the named executive officers. The report compared the Company’s pay against market data for the Company’s peer group, as well as market information from published survey sources. Cook & Co. compared the Company’s one and three-year performance, along with actual compensation levels, against the Company’s peer group to assess the alignment between pay and performance. Pay-for-performance is also emphasized by placing a majority of the named executive officer’s target total direct compensation at risk. Further, the larger piece of incentive compensation, which is represented by the equity incentive award, focuses on long-term performance. The independent compensation consultant’s report which compared pay against market data showed that named executive officer compensation is aligned with corporate performance. Furthermore, the executive compensation program promotes a culture of pay-for-performance as a majority of the named executive officers’ compensation is at risk.

The Compensation Committee’s approach to executive compensation is conservative. Utilization of the following practices ensures that the executive compensation program remains fair, reasonable and competitive while also aligning total compensation to our business objectives and performance. These practices include, but are not limited to:
•	The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement;

•	Each incentive award features a cap on the maximum amount that can be earned for any performance period;

•	Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the named executive officers if the awards are earned and then only in proportion to the actual shares earned;

•	Each named executive officer is subject to stock ownership guidelines commensurate with his or her position;

•	Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate;

•	The Company does not provide excise tax gross-up protections;

•	The supplemental pension and 401(k) plans are traditional plans that cover compensation not included in the qualified plans as a result of tax limitations. These plans do not otherwise provide additional benefits to the named executive officers and do not factor in additional compensation or additional future years of service;

•	With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the named executive officers, there are no perquisites. Named executive officers participate in the same benefits that are available to other employees of the Company; and

•	The life insurance benefit provided to employees of the Company is capped at $500,000 which limits the benefit to highly compensated individuals.
Although the Compensation Committee is directly responsible for the oversight and administration of our executive compensation program, we are providing you with the means to express your view on this matter. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Compensation Committee or the Board. As an advisory vote, this proposal is non-binding on the Company. However, the Board values the opinions that our stockholders express in their votes and may consider the outcome of the vote when making future executive compensation decisions. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote.
PROPOSAL 2 — THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE
NON-BINDING ADVISORY PROPOSAL FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION
DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND ANY RELATED MATERIAL DISCLOSED IN
THIS PROXY STATEMENT.
A Non-binding Advisory Proposal Regarding the Frequency that Stockholder Advisory Votes, to
Approve the Compensation of our Named Executive Officers, Will be Taken (Proposal 3)
In addition to expressing your view on the compensation of our named executive officers as described in Proposal 2 above, we are requesting that stockholders vote on whether the Company should seek a non-binding advisory stockholder vote on executive compensation for our named executive officers every one, two or three years. You may also choose to abstain from voting on the matter. The Board of Directors believes that a three (3) year interval for the frequency of the non-binding advisory stockholder vote to approve the compensation of our named executive officers is appropriate given the following:
•	The Compensation Committee is comprised of independent directors who develop, oversee and administer all policies and practices related to our executive compensation program;

•	The Compensation Committee annually reviews the executive compensation program to ensure, among other things, that the program is aligned with the creation of stockholder value;

•	The elements of the executive compensation program do not change significantly from year to year;

•	Each named executive officer is eligible to receive incentive awards that comprise approximately 50 percent or more of their total direct compensation which assists in the retention of named executive officers and the ability to reward them for their continuous efforts in the Company’s growth and creation of stockholder value;

•	We are expanding our systems and supplying new developments with natural gas to meet the growth in our territories and the demand for natural gas, which sometimes takes several years to fully build out. Our long-term incentive program is aligned with these investments for long-term growth, with the long-term incentive awards extending for a three-year performance period; and

•	The Board of Directors has approved a policy that enables stockholders and other parties interested in communicating with the Board of Directors, a committee of the Board of Directors, or any individual director to do so, at any time, by sending written correspondence to the Corporate Secretary.
Stockholders may express their view on this matter by selecting one of the voting intervals listed on the proxy card — one, two or three years. The voting interval that receives the most votes from stockholders will be deemed to be the frequency recommended by our stockholders. You may also abstain from voting on this Proposal. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote. While the vote is not binding, the Board values the views expressed by our stockholders and will consider the outcome of the vote as appropriate.
PROPOSAL 3 — THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR A THREE (3) YEAR INTERVAL FOR THE FREQUENCY OF THE NON-BINDING ADVISORY STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm (Proposal 4)
The Audit Committee’s Charter sets forth the Committee’s responsibility for the appointment and oversight of our independent registered public accounting firm, as well as the approval of their compensatory arrangements. On March 1, 2011, the Audit Committee approved the reappointment of ParenteBeard LLC (“ParenteBeard”) to serve as our independent registered public accounting firm for 2011.
Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of ParenteBeard, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

On February 23, 2009, Beard Miller Company LLP (“Beard Miller”) was appointed by the Audit Committee of the Board of Directors to serve as the Company’s independent registered public accounting firm to perform the audit for the year ended December 31, 2009. On October 1, 2009, Chesapeake was notified that the audit practice of Beard Miller had merged with Parente Randolph LLC. As a result of the merger, ParenteBeard was formed. Certain of the professional staff and partners of Beard Miller joined ParenteBeard either as employees or partners of ParenteBeard. In connection with the merger, Beard Miller proposed that the Company engage ParenteBeard to serve as the Company’s independent registered public accounting firm. On October 1, 2009, as a result of the merger, Beard Miller ceased conducting business and resigned as the independent registered public accounting firm of the Company. On October 1, 2009, the Audit Committee of the Company’s Board of Directors approved the engagement of ParenteBeard to serve as its independent registered public accounting firm.
Prior to the appointment as its independent registered public accounting firm, the Company had not consulted with ParenteBeard regarding (a) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue or (b) a disagreement or reportable event as described under Item 304(a)(2)(ii) of Regulation S-K.
The report of Beard Miller on the financial statements of the Company for the year ended December 31, 2009 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
For the interim period from December 31, 2008 through October 1, 2009, the date of resignation, there were no (a) disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K) between the Company and Beard Miller on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Beard Miller, would have caused Beard Miller to make reference to such disagreement in their reports on our consolidated financial statements for such periods, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.
A representative from ParenteBeard will be present at the Annual Meeting and available to respond to appropriate questions. A formal statement will not be made.
PROPOSAL 4 — THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE RATIFICATION OF PARENTEBEARD AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.
CORPORATE GOVERNANCE
Governance and Board Leadership Structure. The Board of Directors is led by the Chairman of the Board, who is elected annually by the Board of Directors in accordance with our Bylaws. At its meeting on May 5, 2010, the Board elected Ralph J. Adkins to serve as our non-executive, independent chairman. Mr. Adkins has served as our Chairman since 1997 and has performed the responsibilities prescribed to him by the Board of Directors and those set forth in the Corporate Governance Guidelines, including establishing the agenda for and leading Board meetings, facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings. At its meeting on February 24, 2010, the Board of Directors appointed John R. Schimkaitis to serve as our Vice Chairman of the Board effective March 1, 2010. In this role, Mr. Schimkaitis assists the Chairman of the Board and performs other duties as prescribed to him by the Board.
Separation of Chairman and Chief Executive Officer Positions. As of the date of this filing, the positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. The Board has determined that the separation of such positions is appropriate given the experience and expertise of Mr. Adkins and his oversight role as Chairman. Mr. Adkins has extensive experience in the utility industry and with the Company, most recently having served as our Chief Executive Officer from 1990 until his retirement in 1999. Having Mr. Adkins serve as Chairman provides the Company with the benefit of a well qualified, experienced individual with extensive knowledge about the Company and its businesses to fulfill the Chairman responsibilities described under the Governance and Board Leadership Structure section above.

Independent Oversight of Management. In addition to separating the positions of Chairman of the Board and Chief Executive Officer, the Board believes that independent oversight of management is achieved through several other measures as follows:
•	Board’s Role in Risk Oversight. The Board of Directors and management recognize that effectively monitoring and managing risk are essential to the successful execution of the Company’s strategy. The Company faces a variety of risks, including strategic, operational, compliance and financial risk that may affect the operations and/or financial performance of our businesses. The Board maintains an oversight role with respect to risk management. Senior management is involved in the decision-making process and is aware of the known risks and is intimately involved in the monitoring and mitigation of the risks. As part of its responsibilities, senior management updates the Board on the monitoring and mitigation of the risks and the Board provides direction as it deems appropriate. The Company’s executive officers report to the Board regularly regarding financial and investment decisions, strategic plan initiatives, and other activities that may involve material risks that the Company may face. Board members remain informed on industry trends, company-wide strategic initiatives, and other matters relevant to the Company and its businesses which provides them with a comprehensive understanding of our initiatives and allows them to effectively oversee our strategic planning and budgeting processes, including consideration and evaluation of the various risks associated with the Company, its business and its strategic initiatives.

In addition to the Board’s general oversight role, the Audit, Compensation and Corporate Governance Committees focus on specific risks. The Compensation Committee focuses on our compensation program and seeks to structure it appropriately to incentivize short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Corporate Governance Committee focuses on matters relating to board composition and seeks to maintain a well rounded board with a broad range and diverse mix of expertise, experience and knowledge represented to allow the Board to better perform its risk oversight functions. The Audit Committee reviews and discusses with management the Company’s guidelines and policies that govern the process by which risk assessment and risk management is undertaken. The Audit Committee also reviews with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. In 2010, the Audit Committee approved a formal Global Risk Management Policy for the Company. The Audit Committee reviewed the Company’s Global Risk Management Implementation Plan and received routine updates and documents as this Plan was integrated throughout the year. Management shared the Company’s short-term and long-term risk assessments and heat maps, which evolved as the Global Risk Management Implementation Plan was implemented. Formal risk identification, evaluation and monitoring steps were completed by the Company and reviewed with the Audit Committee, prior to the risk assessment and heat maps being finalized. The risk assessment and heat maps reflected strategic, operational, compliance and financial risks that may potentially affect the operations and/or financial performance of our business. The Committees regularly report to the Board as a whole regarding these matters.

In addition, management-level committees have been established to assist in identifying, assessing and managing certain other risk. Overall, the Company maintains a top down approach to risk awareness and risk management that exists not only at the Board, Committee and senior management levels, but also throughout the Company.

•	Director Independence. All but two of our directors are independent. A predominantly independent Board ensures that the Board is acting objectively and in the best interests of our stockholders. The independent directors also bring expertise and a diversity of perspectives to the Board.

The NYSE rules governing independence require that a majority of the members of the Board of Directors be independent as defined by the NYSE. Members of the Board are independent if it is determined that the director has no material relationship with the Company except in his or her capacity as a director. To assist in making the determination of independence for each director, the Board previously adopted Corporate Governance Guidelines on Director Independence (the “Independence Guidelines”), which are more stringent than the NYSE rules. The Independence Guidelines adopted by the Board are available on our website at www.chpk.com/Governance/Board Independence.

In accordance with the Independence Guidelines, on March 2, 2011 the Board of Directors conducted its annual review of director independence. During this review, the Board of Directors examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships with the Company existed during 2010. On the basis of this review, the Board determined that each of the following directors qualifies as an independent director as defined by the NYSE listing standards and in accordance with the standards set forth in the Independence Guidelines: Ralph J. Adkins, Eugene H. Bayard, Richard Bernstein, Thomas J. Bresnan, Thomas P. Hill, Jr., Dennis S. Hudson, III, Paul L. Maddock, Jr., J. Peter Martin, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan. The Board of Directors is comprised of only two directors who are not independent — John R. Schimkaitis and Michael P. McMasters. Mr. Schimkaitis, a non-executive director, does not qualify as an independent director because he served as an executive officer of the Company within the last three years. Mr. McMasters does not qualify as an independent director because he is presently serving as President and Chief Executive Officer of the Company.

•	Committees of the Board. The Company’s key committees are each composed solely of independent directors. The standing Board committees are the Audit Committee, Compensation Committee, and Corporate Governance Committee.
Audit Committee
Thomas J. Bresnan, Chairman
Thomas P. Hill, Jr.
Dennis S. Hudson, III
J. Peter Martin
Each member satisfies the NYSE independence requirements for audit committee members.
Each member qualifies as an audit committee financial expert under the SEC rules.
The Audit Committee held five meetings in 2010.
The Audit Committee Charter adopted by the Company’s Board is available at www.chpk.com/Governance/Board Committees. As reflected in its charter, the Audit Committee’s responsibilities include, but are not limited to:
•	Appointment, retention, termination and oversight of the independent registered public accounting firm

•	Compensation of the independent registered public accounting firm

•	Approval of all non-audit engagements of the independent registered public accounting firm

•	Review, along with management and the independent registered public accounting firm, of the annual and quarterly financial statements

•	Review of the effect of regulatory and accounting initiatives on the financial statements of the Company

•	Review and discussion with management regarding the guidelines and policies to govern the process by which risk assessment and risk management is undertaken within the Company, including the annual review of the Company’s Global Risk Management Policy

•	Review, with management, of the Company’s major risk exposures and the steps management has taken to monitor and control such exposures

•	Supervision of the annual audit and our internal audit function
The composition of the Audit Committee is subject to certain requirements established by the SEC and NYSE. In accordance with these requirements, the Board of Directors has determined that all current members of the Audit Committee are “independent” and “financially literate” as those terms are defined in the NYSE listing standards, and that the Audit Committee meets the composition requirements in the SEC rules and the NYSE listing standards. Under the SEC rules, each Audit Committee member qualifies as an “audit committee financial expert” based on his experience and knowledge. Mr. Bresnan is the majority shareholder, President and Chief Executive Officer of Schneider Sales Management, LLC. He previously served as Chief Executive Officer, President and Director of New Horizons Worldwide, Inc.; President of Capitol American Life Insurance; and principal financial officer of Capitol American Financial. He has six years of public accounting experience. Mr. Hill previously served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Prior to that, he held various senior financial and managerial positions with PECO Energy. Mr. Hill currently serves as a member of the Audit Committee for Jefferson Health System, Inc. Mr. Hudson is the Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. He previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta, as Chairman of the Economic Council of Martin County, Florida and as an Audit Committee member of FPU. Mr. Martin is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation. Prior to that, he was the President of Southern Gulf Utilities, Inc. In addition, Messrs. Bresnan, Hill, Hudson and Martin each participated in an annual training session given by the Company’s independent registered public accounting firm on accounting trends, changes to the accounting standards, and their potential impact on the Company. None of the members of the Audit Committee currently serve on audit committees of other public companies.

Compensation Committee
Richard Bernstein, Chairman
Joseph E. Moore
Calvert A. Morgan, Jr.
Dianna F. Morgan
Each member is “independent” as defined by the NYSE Listing Standards.
The Compensation Committee held five meetings in 2010.
The Compensation Committee Charter adopted by the Company’s Board is available at www.chpk.com/Governance/Board Committees. As reflected in its charter, the Compensation Committee’s responsibilities include, but are not limited to:
•	Administration of executive officer and director compensation programs, policies and practices

•	Annual review, in conjunction with the Chief Executive Officer, of all management succession plans

•	Completion of actions necessary to ensure that required reports on compensation practices are included in our respective filings with the SEC

•	Administration of the Cash Bonus Incentive Plan, and the Performance Incentive Plan, under which cash and equity incentive awards are granted

•	Review of the results of any advisory stockholder vote on the compensation of our named executive officers

•	Review of the results of any advisory stockholder vote on the frequency that stockholder advisory votes, to approve the compensation of our named executive officers, will be taken
The Compensation Committee has sole authority to retain, terminate, and approve retention terms, including fees, for any consultant or other advisor it deems necessary to assist in the evaluation of executive and director compensation. The Compensation Committee may not delegate its responsibilities for the oversight of executive and director compensation to any other person or entity.
Corporate Governance Committee
Calvert A. Morgan, Jr., Chairman
Eugene H. Bayard
Paul L. Maddock, Jr.
Joseph E. Moore
Each member is “independent” as defined by the NYSE Listing Standards.
The Corporate Governance Committee held four meetings in 2010.
The Corporate Governance Committee Charter adopted by the Company’s Board is available at www.chpk.com/Governance/ Board Committees. As reflected in its charter, the Corporate Governance Committee’s responsibilities include, but are not limited to:
•	Periodic review of the Company’s Corporate Governance Guidelines

•	Evaluation of the size and composition of the Board of Directors

•	Development and recommendation to the Board of Directors on director eligibility guidelines

•	Evaluation of director candidates

•	Annual evaluation of the performance of the Board of Directors and each standing Committee

•	Executive Sessions. The non-management directors meet periodically in executive session. The independent directors meet at least annually. The Chairman of the Board, Mr. Adkins, presides over executive sessions of the non-management directors. The Company’s Corporate Governance Guidelines ensure the integrity of these meetings by providing that the Chairman of the Corporate Governance Committee would preside over these meetings in the event that the Chairman of the Board was a management director. The Corporate Governance Guidelines also provide that if the non-management directors included any one director who did not qualify as independent under the NYSE Listing Standards, these directors would meet at least annually without the non-independent director(s). The Chairman of our Corporate Governance Committee would preside over such meetings. During executive sessions, the non-management directors receive updates from the Committee Chairmen regarding specific Committee activities and actions and discuss other appropriate matters.

•	Chief Executive Officer Compensation. The independent members of the Board, with the assistance of the Compensation Committee, review the performance of the Chief Executive Officer at least annually. The evaluation is based on objective and subjective criteria, including the performance of the business, the establishment and accomplishment of strategic objectives, and the development of management.
Director Nomination Process. The Corporate Governance Committee identifies potential directors for nomination through a variety of sources. The Corporate Governance Committee considers recommendations by its members, other members of the Board of Directors, former directors, stockholders, and executive management. Potential candidates also may be identified through contacts in the business, civic and legal communities. When appropriate, the Corporate Governance Committee may retain a search firm or utilize third-party database search tools to identify director candidates. Additionally, our Bylaws permit stockholders to nominate candidates for election as directors. We will consider all stockholder nominations for directors provided that each such nomination complies with the provisions of the Company’s Bylaws and the Corporate Governance Committee’s Charter. The Corporate Secretary of the Company must receive director nominations by stockholders not less than 14 days nor more than 80 days prior to the annual meeting at which directors are to be elected. Each nomination must be in writing and must include:
As to each nominee
•	Name, age, business address and, if known, residential address

•	Principal occupation or employment

•	Number of shares of our stock beneficially owned

•	Ownership and Rights Information (as described in our Bylaws)

•	Consent to serve as a director of the Company if elected

•	Description of all arrangements or understandings between (i) the stockholder and the nominee, and (ii) any other person(s) pursuant to which the nomination is to be made

•	A questionnaire that inquires as to, among other things, the nominee’s independence and eligibility

•	Any other information required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended
As to the stockholder providing the nomination
•	Name and address as they appear on our residential address stockholder records

•	Other information as requested by the Company

•	Representation of the accuracy of the information in the notice

•	Ownership and Rights Information (as described in our Bylaws)

The Corporate Governance Committee, whose duties include that of a nominating committee, will consider a recommendation from a stockholder only if the information specified above is complete. The Corporate Governance Committee will consider several factors prior to recommending a candidate. Generally, the Corporate Governance Committee will consider the existing size and composition of the Board, evaluate biographical information and other background material, and conduct an interview of each candidate selected. The Corporate Governance Committee will apply any director selection criteria adopted by the Corporate Governance Committee based on the circumstances at the time. The Corporate Governance Committee will also apply the criteria set forth in our Corporate Governance Guidelines. This criteria relates to a candidate’s character, judgment, business experience or professional background, knowledge of our business, community involvement, availability and commitment to carry out the responsibilities as a director of the Company (directors may not be directors of more than two public companies in addition to the Company), the candidate’s independence under applicable regulations and listing standards, as well as any conflicts of interest. The specific director selection criteria includes, but may not in all instances be limited to, the following:
•	Leadership in a particular field of expertise

•	Education or experience that enables the exercise of sound business judgment

•	Integrity and the highest ethical character

•	Personal and professional reputations that are consistent with the Company’s image and reputation

•	Background or experience that enables differing points of view

•	Willingness to listen and work in a collegial manner

•	Knowledge, experience and skills that enhance the mix of the Board’s core competencies

•	Professional achievement generally through service as a principal executive of a major company; distinguished member of academia; partner in a law firm or accounting firm; successful entrepreneur; or similar position of significant responsibility

•	Absence of any real or perceived conflict of interest that would impair the director’s ability to generally represent the interest of the Company’s stockholders
The Corporate Governance Committee does not assign specific weights to these criteria, and not all of the criteria are necessarily applicable to all prospective nominees.
Board Skills and Diversity. Prior to nominating director candidates, the Corporate Governance Committee conducts an interview of each candidate selected and considers the criteria set forth under the Director Nomination Process discussed above. The Corporate Governance Committee considers each individual candidate in the context of the Board as a whole with the objective of nominating individuals who the Corporate Governance Committee believes will contribute to the Company’s success as a result of their education, job experience, industry knowledge, market knowledge and expertise. The Corporate Governance Committee seeks individuals who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Corporate Governance Committee also seeks individuals who, with the other directors, will give the Board a diverse combination of skills and attributes that complement the nature of our business and support the Company’s long-term strategic focus. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. The Board reflects a broad range of leadership, professional skills and experience; corporate governance and board service experience; experience in the markets in which we conduct business; economic and financial expertise; industry experience; public affairs experience; and entrepreneurism which, when taken as a whole, have been invaluable in the execution of our strategic plan.
Mr. Adkins dedicated more than four decades of his career to the Company, securing significant Company and utility experience that gives him a solid foundation to lead the Board. His in-depth knowledge of the Company’s business operations, customers, competition, strategic direction and regulatory environment is valuable to the Company. Mr. Adkins served as a director of PNC Bank, Delaware, where he gained additional knowledge on local market demographics and growth projections that have benefited the Company in identifying growth opportunities. Mr. Adkins has also established personal and professional relationships throughout the Delmarva Peninsula, which encompasses the Company’s Delaware, Maryland and Virginia energy operations.

Mr. Bayard is well-established in the Delaware legal community where a majority of corporations are incorporated. He has been instrumental in guiding the Company on Delaware legislative and regulatory matters, as well as corporate governance practices. Mr. Bayard has established personal and professional relationships throughout the Delmarva Peninsula, including his service as a board member of Harrington Raceway, Inc. and J.G. Townsend, Jr. & Co., that are beneficial to the growth and development of the Company’s Delmarva operations.
Mr. Bernstein is an established entrepreneur and oversees several private businesses, including a technology consulting company. Over the course of his career, he has initiated and successfully sold several start-up businesses. He currently serves as the Chief Executive Officer of LWRC International, LLC, which manufactures rifles and carbines for government agencies and others. Mr. Bernstein’s experience has provided him with in-depth knowledge of product design and development, manufacturing techniques, technology, marketing and sales. These attributes have been invaluable as the Company has invested in new business opportunities or considered new sales and marketing programs to promote its products and services. In starting new businesses, Mr. Bernstein has been responsible for attracting and incentivizing new management. As Chairman of the Compensation Committee, he is responsible for leading the development and implementation of compensation pay practices and programs for the Company’s executive management.
Mr. Bresnan has extensive executive management experience. He currently serves as Chief Executive Officer of Schneider Sales Management, LLC, a leading provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials. In this role, Mr. Bresnan has gained experience in various sales skills and marketing techniques. In addition, Mr. Bresnan served as Chief Executive Officer of New Horizons Worldwide, Inc. from 1999 to 2006 and during this time, gained in-depth knowledge of the technology industry. He also gained experience in consummating acquisitions and facilitating the post-acquisition integration process. Mr. Bresnan also served as a manager with a former public accounting firm and Chief Financial Officer at Capitol American Finance. His experience in these roles has been a valuable asset both on the Board and as the Chairman of the Audit Committee. These positions, coupled with his leadership roles, have given him the experience needed to lead the Audit Committee in its oversight role regarding the reporting of the Company’s results of operations, the effectiveness of its internal controls, and compliance with regulations. Mr. Bresnan qualifies as an audit committee financial expert under the SEC rules.
Mr. Hill has extensive experience in the energy industry, serving in various senior financial and managerial positions at PECO Energy and Exelon Corporation. Through his professional experiences, Mr. Hill has obtained an in-depth knowledge of marketing, regulation, and energy delivery which has supplemented his engineering training. Mr. Hill also gained financial expertise through his previous roles as Chief Financial Officer of Exelon Energy Delivery Company, and Controller of PECO Energy. He currently serves as a member of the Audit Committee for Jefferson Health System, Inc., a Pennsylvania non-profit corporation. With his background in engineering, finance, marketing, regulation and energy delivery, Mr. Hill brings broad and in-depth knowledge of both utility finance and utility operations to the Board. Mr. Hill qualifies as an audit committee financial expert under the SEC rules.
Mr. Hudson joined the Board in 2009 in connection with the Company’s consummation of the merger with FPU, where he served as a member of FPU’s Board of Directors for four years. Mr. Hudson also served on FPU’s Audit Committee. Mr. Hudson has extensive public company and leadership experience not only as a former director of FPU, but also in his current role as Chairman and Chief Executive Officer of Seacoast National Bank, and Seacoast Banking Corporation of Florida. Mr. Hudson has a strong finance background, having previously served on the Miami Board of Directors of the Federal Reserve Bank of Atlanta and as Chairman of the Economic Council of Martin County, Florida. Mr. Hudson also has a solid understanding of the Company’s electric operations and the Florida market. Mr. Hudson qualifies as an audit committee financial expert under SEC rules.
Mr. Maddock joined the Board in 2009 in connection with the Company’s consummation of the merger with FPU, where he served as a member of FPU’s Board of Directors for eleven years. He also served on FPU’s Audit, Compensation, and Executive Committees. Mr. Maddock’s professional experience with real estate development companies has provided him with in-depth knowledge of the Florida economy. Mr. Maddock has gained additional knowledge of the Florida economy though his service as a director of Lydian Bank and Trust, as well as his involvement within the Florida community. Mr. Maddock has extensive public company and utility experience not only as a former director of FPU, but also as a former director of PRB Energy, Inc., a natural gas exploration and distribution company.

Mr. Martin has extensive experience in the regulated utilities and energy industry. He founded Atlantic Utilities Corporation, a diversified utility company that provided water, wastewater, natural gas and propane gas service to customers in several Florida counties. Mr. Martin previously served as President of Southern Gulf Utilities, Inc., which operated utility systems in five states and more than twenty of Florida’s counties. Mr. Martin has over 40 years of executive level experience in the utility industry during which time he obtained in-depth knowledge of the Florida market, as well as energy trends, customer expectations, and the Florida regulatory environment. His background also includes experience in management consulting and industrial marketing management. He formerly served as a director, officer and/or member of various industry and community groups, including the Florida Waterworks Association, Florida Natural Gas Association, Miami Gas Institute, and City of Coral Gables Utility Task Force. Mr. Martin qualifies as an audit committee financial expert under the SEC rules.
Mr. McMasters joined the Board in 2010. He has served in numerous capacities in his thirty years of experience with the Company, most recently being named Chief Executive Officer effective January 1, 2011. He has served as President of the Company since March 1, 2010. Mr. McMasters’ experience, leadership skills and vision have been significant in the execution of the Company’s strategic plan and implementation of key corporate policies. Mr. McMasters’ strategic foresight has played a key role in the execution of the Company’s growth strategy. Mr. McMasters’ thirty-two years of experience in the utilities industry has provided him with in-depth financial and regulatory experience which has been valuable in the development and implementation of the Company’s financial discipline and strategic plans.
Mr. Moore is well-established in the Maryland legal community and has been instrumental in guiding the Company on Maryland legislative and regulatory matters, as well as corporate governance practices. He has served in numerous business and community capacities in our Delmarva operating territory, including as State’s Attorney for Worcester County and the Board of Governors of the State of Maryland Bar Association. Mr. Moore also serves as a director of Calvin B. Taylor Banking Co., where he has gained additional knowledge on market demographics and growth projections for the southern portion of the Delmarva Peninsula. He has significant market knowledge on the Eastern Shore of Maryland, including the local political environment.
Mr. Morgan has an established professional career of nearly 40 years in the banking industry. He has public company experience serving as a director and former Special Advisor to WSFS Financial Corporation. Mr. Morgan’s previous position as Chairman, President, and Chief Executive Officer of PNC Bank, Delaware provided in-depth management knowledge combined with significant knowledge of our Delmarva market. His management experience and market knowledge, coupled with serving on another public company board, has provided Mr. Morgan with the blend of skills to lead the Corporate Governance Committee. His membership on the Delaware Economic and Financial Advisory Council, and his previous leadership role on the Delaware Business Roundtable give him further insight on issues facing both the current and future business and economic climate of Delaware.
Mrs. Morgan has extensive experience serving as a board member of both private and public companies. In 2001, she was appointed to the University of Florida Board of Trustees by Governor Bush and served as Chair from 2007 to 2009. Mrs. Morgan’s previous experience overseeing the Disney Institute, which provides leading professional development programs, and serving as Senior Vice President of Human Resources for Walt Disney World Company have provided extensive knowledge of leadership development programs and organizational culture. In addition, Mrs. Morgan’s experience as Senior Vice President of Public Affairs for Walt Disney World Company has provided her with a solid foundation in media relations and government relations. As an accomplished senior manager at Walt Disney World Company in these various areas, Mrs. Morgan brings “best practice” expertise in human capital and the customer experience.
Mr. Schimkaitis has thirty-seven years of experience in the utilities industry, twenty-five years of which were spent in key management roles within the Company. He was appointed to serve as Vice Chairman of the Board in February of 2010. Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement in 2011. Mr. Schimkaitis’ leadership of the Company from 1999 to 2011 was a period of tremendous growth and diversification. In 2009, Mr. Schimkaitis successfully led the Company through the consummation of the merger with FPU, the largest acquisition in the Company’s history. Mr. Schimkaitis’ knowledge of the industry, the Delmarva and Florida markets, as well as his leadership skills have been invaluable to the success of the Company, driving the growth of the Company from a $95 million market capitalization company in 1999 to approximately $395 million at the end of 2010.

Governance Trends. The Corporate Governance and Compensation Committees have proactively monitored legislative and regulatory initiatives, as well as other corporate governance trends and their potential impact on the Company. Each committee member has access to publications that cover current legislative and regulatory initiatives, and also receive internally prepared updates at their respective meetings. In October of 2010, Baker & Hostetler LLP, the Company’s legal counsel, provided the Corporate Governance and Compensation Committees with an update on current legislative and regulatory initiatives, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as other governance initiatives and trends. In addition, at the Corporate Governance Committee’s meeting in December of 2010, a panel of individuals specializing in corporate governance, proxy advisory services and investor relations discussed recent regulatory actions, various corporate governance topics and their potential impact on the Company.
Code of Ethics. The Board has adopted a Business Code of Ethics and Conduct (“Code of Ethics”) that reflects our commitment to continuously promote professional conduct throughout the organization, and to ensure that representatives of the Company demonstrate good ethical business practices. The Code of Ethics applies to our directors, officers and employees generally and sets forth their duty to act in the best interest of the Company. The Code of Ethics encourages directors, officers and employees to avoid relationships that have the potential for creating a conflict of interest, including any situation where the individual would receive monetary or other personal benefits from a third party as a result of any transaction or business relationship between the Company and the third party. Depending on the employee’s position, such relationships are required to be promptly reported to the Audit Committee, Chief Executive Officer, or Director of Internal Audit. Directors are required to disclose any conflict of interest to the Company’s non-management, independent Chairman of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, the appropriate Committee or individual will consider factors that include, but are not limited to, the benefit to the Company and the aggregate value of the transaction.
The Board has also adopted a Code of Ethics for Financial Officers which provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Corporate Controller, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must also annually confirm compliance with the Code of Ethics for Financial Officers. The Business Code of Ethics and Conduct, and the Code of Ethics for Financial Officers may be viewed on our website at www.chpk.com/Governance/Code of Ethics.
Related Party Transactions. A related party transaction is any transaction, or currently proposed transaction, in which the Company or any of its subsidiaries was or is a participant when the amount of the transaction is greater than $120,000 and when a related person has a material interest. A related party transaction would include, but is not limited to, any financial transaction, arrangement or relationship, any indebtedness or guarantee of indebtedness and any series of similar transactions, arrangements or relationships. A related person is anyone who is: i) a director or executive officer of the Company, ii) any nominee for director (when information related to transactions with related parties is presented in the proxy statement relating to the election of that nominee), iii) a stockholder who beneficially owns more than five percent of the Company’s stock, or iv) any immediate family member of individuals identified in (i) through (iii).
In determining whether to approve or ratify a material transaction, including those required to be reported under Item 404 of Regulation S-K, the disinterested members of the Audit Committee, as part of an annual review or as required, will consider the relationship of the individual to the Company, the materiality of the transaction to the Company and the individual, and the business purpose and reasonableness of the transaction. The Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. The Audit Committee may also refer the matter to the full Board of Directors with a recommendation. If it is determined that a related party transaction is directly or indirectly material to the Company or a related person, the transaction will be disclosed in the Company’s proxy statement as required under the SEC’s rules.

The Company has established procedures in order to identify material transactions and determine, based on the relevant facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. This includes discussions with the Company’s Board of Directors, as well as dissemination of a questionnaire that directors and executive officers are required to complete annually. Director nominees, including those nominated by stockholders, are also required to complete a questionnaire in a form similar to that completed annually by directors and executive officers.
The Company’s Code of Ethics requires that individuals provide prompt and full disclosure of all potential conflicts of interest (including related party transactions) to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to the Chief Executive Officer, or if the Chief Executive Officer has a conflict of interest, the Chief Executive Officer would disclose the matter to the Audit Committee. All other employees are required to disclose any conflict of interest to the Director of Internal Audit. Directors are required to disclose any conflict of interest to the Chairman of the Board of Directors and to refrain from voting on any matter(s) in which they have a conflict. In addition, directors, named executive officers and designated employees disclose to the Company, in an annual ethics questionnaire, any current or proposed conflict of interest (including related party transactions).
All employees and officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest. The Company’s Code of Ethics provides specific examples that could represent a conflict of interest, including, but not limited to, the receipt of any payment, services, loan, guarantee or any other personal benefits from a third party in anticipation of or as a result of any transaction or business relationship between the Company and the third party. No employee or officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and to avoid any appearance of impropriety.
There were no related party transactions with the Company during 2010.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. This document may be viewed on our website at www.chpk.com/Governance.
Meetings of the Board of Directors and Committees. The Board of Directors met eight times during 2010. Each director attended 75 percent or more of the aggregate of the total number of meetings of (i) the Board of Directors, and (ii) each committee of the Board on which he or she served. Directors are strongly encouraged to attend our Annual Meetings. All of the directors attended the 2010 Annual Meeting of Stockholders.
Director Education. Newly elected directors participate in a director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. This program is designed to provide directors with an overview of the Company, its operating environment and its businesses. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. To further familiarize directors with our operations, we conduct at least one Board of Directors’ meeting each year at a Company facility. Each director has access to publications that cover current Board and Committee-related topics. Directors are encouraged to participate in continuing education opportunities. Annually, in conjunction with the Board’s June strategic planning meeting, a third party expert addresses the Board on a current governance topic. Recent speakers have included a Chancellor from the Delaware Court of Chancery, Chief Justice of the Delaware Supreme Court, and established members of the academic, governance, investor relations and financial communities who are experienced in the utilities industry and broader market.
Communications with the Board. Stockholders and other parties interested in communicating directly with the Board of Directors, a committee of the Board of Directors, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been unanimously approved by the independent directors.
DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation annually to ensure appropriate compensation arrangements for non-employee directors, including the proper allocation of cash and non-cash compensation. The Compensation Committee subsequently reports its findings and any recommendations to the Board of Directors to assist in fulfilling its responsibility to approve all director compensation arrangements.
Prior to conducting its annual review of non-employee director compensation for 2010, the Compensation Committee received published survey data from nationally recognized organizations that provide independent research. The published survey data included statistics for utility and energy companies, as well as for companies that are similar to the Company in terms of revenues. The Compensation Committee also received a Market Analysis presentation on director compensation which was prepared by Buck Consultants, LLC (“Buck”), an independent compensation consultant, in February 2010. The peer group used for this analysis was the same peer group used by Buck, in their executive compensation analysis as discussed on page 27. In comparison to the peer group, Buck determined that the total compensation provided to the Company’s Board of Directors was between the 25th and 50th percentile of competitive pay practices among its peers.
The Compensation Committee concluded that the Company’s Board and Committee meeting fee structure was aligned with peer group practices and was, therefore, still appropriate. In order to more closely align the Company’s cash and equity Board and Committee retainers with median market practices, the Compensation Committee adopted the recommendation made by Buck to increase the annual cash and equity retainers and to pay the Committee chair fees in cash instead of equity. The Compensation Committee recommended that the Board approve an increase in the annual cash retainer from $18,500 to $25,500 and an increase in the annual equity retainer from 650 to 900 shares of common stock. The Compensation Committee discussed the responsibilities of the Audit Committee Chairman and recommended that the Board approve a change in the retainer from 250 shares of common stock to $10,000 for his services. The Compensation Committee also discussed the responsibilities of the Compensation Committee and Corporate Governance Committee Chairmen and recommended that the Board approve a change in each of their retainers from 200 shares of common stock to $7,000 for each of their respective services. The Compensation Committee reviewed the compensation of the Chairman of the Board in Executive Session and proposed to make a recommendation to the Board to maintain the Chairman’s annual cash of retainer of $80,000 for his services in that capacity. The Compensation Committee also recommended no changes with regards to the remaining director compensation structure. Under this structure, each non-employee director, including the Chairman, is paid $1,200 for each Board meeting and $1,000 for each committee meeting attended in person or by telephone. If however, a director attends more than one meeting on the same day, he or she is paid as follows: (a) Board and committee meeting on the same day — $1,200 for the Board meeting plus an additional $750 for each committee meeting; or (b) more than one committee meeting (without a Board meeting) — $1,000 for the first committee meeting and an additional $750 for each subsequent committee meeting attended on that same day. In addition, directors are reimbursed business expenses incurred by the directors in connection with attending meetings and performing other Board-related services, including external director education.
In May 2010, the Board of Directors reviewed the published survey data and the Market Analysis prepared by Buck and considered the Compensation Committee’s recommendations. After discussion, the Board adopted the Compensation Committee’s recommendations as set forth above. In the future, the Board of Directors may modify director compensation as it deems appropriate.
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The following table reflects compensation paid to non-employee directors for services performed during 2010:

	2010 Director Compensation
	Fees Earned or
	Paid in Cash[2]	Stock Awards[3]	Total[4]
Name[1]	($)	($)	($)
Ralph J. Adkins	115,100	26,991	142,091
Eugene H. Bayard	39,100	26,991	66,091
Richard Bernstein	47,100	26,991	74,091
Thomas J. Bresnan	49,850	26,991	76,841
Thomas P. Hill, Jr.	39,850	26,991	66,841
Dennis S. Hudson, III	39,850	26,991	66,841
Paul L. Maddock, Jr.	39,100	26,991	66,091
J. Peter Martin	39,850	26,991	66,841
Joseph E. Moore	43,100	26,991	70,091
Calvert A. Morgan, Jr.	50,100	26,991	77,091
Dianna F. Morgan	40,100	26,991	67,091

[1]	Mr. Schimkaitis was an executive officer in 2010 and did not receive any additional compensation for his services as a director. Effective January 1, 2011, Mr. Schimkaitis is serving as non-executive Vice Chairman of the Board and will be entitled to receive compensation in 2011 for his services as a director. Mr. McMasters was appointed to the Board of Directors in March of 2010. He is an executive officer and is not entitled to additional compensation for his services as a director.

[2]	Each non-employee director received a cash retainer for his or her services as a director or committee member on May 5, 2010. Each non-employee director received his or her applicable award for services performed from the 2010 Annual Meeting until the 2011 Annual Meeting. In addition, each director received the applicable meeting fees for his or her participation in Board or committee meetings that occurred during 2010. Directors may not elect to receive their cash compensation in stock.

[3]	Pursuant to the Directors Stock Compensation Plan, each non-employee director received an award of stock for services performed from the 2010 Annual Meeting until the 2011 Annual Meeting. The Stock Awards column reflects the grant date fair value on May 5, 2010 of $26,991 (900 shares based upon a price per share of $29.99, the average of the high and low price on May 5, 2010). The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.

[4]	All director compensation has been properly reported in the 2010 Director Compensation Table. There is no compensation that needs to be included in All Other Compensation, Change in Pension Value and Nonqualified Compensation Earnings, Option Awards, or Non-equity Incentive Plan Compensation columns. Directors do have the ability to purchase propane at the same discounted rate that we offer to our employees, the value of which, when combined with all other perquisites and personal benefits, do not exceed $10,000 in the aggregate.
Effective January 1, 2011, Mr. Schimkaitis is serving as non-executive Vice Chairman of the Board and will be entitled to receive compensation in 2011 for his services as a director. Mr. Schimkaitis received a prorated cash retainer ($8,617) and equity retainer for services to be performed from January 1, 2011 until the 2011 Annual Meeting. The stock has a grant date fair value of $12,628 (304 shares based upon a price per share of $41.54). These stock awards are fully vested in that they are not subject to forfeiture.
Directors Stock Compensation Plan. In 2005, stockholders approved a Directors Stock Compensation Plan, which is a discretionary compensation plan that allows the issuance of shares of our common stock to non-employee directors. We believe it is appropriate for each director to have a proprietary interest in our growth and financial success. The Board of Directors has sole authority to administer and interpret the Directors Stock Compensation Plan. The Board may approve the issuance of up to 1,200 shares of the Company’s common stock annually for each director pursuant to the terms of the Directors Stock Compensation Plan.
On May 5, 2010, each non-employee director received 900 shares of common stock as compensation for services to be performed for the period between our 2010 and 2011 Annual Meeting of Stockholders. Upon receipt of these shares, each director had the right to vote the shares and to receive dividends on the shares. The directors cannot sell or transfer these shares until six months after the date that they were granted. Each director is individually responsible for any tax obligations in connection with these shares.

Deferred Compensation Plan. The Deferred Compensation Plan, formerly known as the Deferred Compensation Program, enables non-employee directors to voluntarily defer all or a portion of their meeting fees and annual retainers on a pre-tax basis until their separation from service with the Company and its affiliates or until such other date specified under the terms of the Deferred Compensation Plan. The Deferred Compensation Plan was amended and restated by the Board of Directors effective as of January 1, 2009 and further amended in 2010 to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee has sole authority to administer this Deferred Compensation Plan and may allocate these responsibilities among its members, among any subcommittee(s) it may appoint, or among persons other than its members.
When a director elects to defer cash compensation, such as meeting fees or annual cash retainers, the deferral amount is allocated to one or more rate of return indices previously selected by the Compensation Committee. The director will receive the same investment return(s) or loss(es) as he or she would have earned had it been individually invested in the same indices. When a director elects to defer stock compensation, such as an annual stock retainer, he or she receives deferred stock units equal to the number of shares of common stock that the director otherwise would be entitled to receive as compensation. Additional units may be received on each date that a dividend is paid on the Company’s common stock. At all times, directors have a 100 percent vested interest in the amount of cash or stock that is deferred. In 2010, no director deferred his or her annual cash or stock retainer under this Plan.
In order to participate in this Deferred Compensation Plan, directors are required to submit their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. The director must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The director must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the director chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the director, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. In the event of death, disability, change in control, or unforeseeable emergency, deferred compensation may be paid on an accelerated basis according to the terms of the Deferred Compensation Plan. Directors will be individually responsible for any tax obligations related to deferring compensation under this Deferred Compensation Plan.
Director Stock Ownership. All non-management directors are required to hold at least 4,000 shares of our common stock while serving as a director of the Company. Directors have five years after their initial election and incumbent directors had until December 10, 2007, if they were serving as members of the Board of Directors on December 10, 2004, to attain this ownership threshold. Directors may acquire their ownership through several means, including making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and receiving a share award under the Directors Stock Compensation Plan. Deferred stock units are applied toward achieving this ownership requirement. Each deferred stock unit is equivalent to one share of the Company’s common stock. For each director who has served since the adoption of the stock ownership guidelines, the requisite ownership requirement has been met. For each director with less than five years of service, he or she is in the process of meeting the ownership requirement.
REPORT OF THE COMPENSATION COMMITTEE ON
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company. The Compensation Committee, based on its review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and filed with the SEC.

The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.
THE COMPENSATION COMMITTEE
Richard Bernstein (Chairman)
Joseph E. Moore
Calvert A. Morgan, Jr.
Dianna F. Morgan
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary. We are committed to pursuing growth opportunities in a manner that generates value for our stockholders. In 2010, Chesapeake’s stock appreciated 29.5 percent in value and the Company recognized record earnings. The Company’s net income was $26.1 million, or $2.73 per share (diluted), in 2010, compared to $15.9 million and $2.15 per share (diluted) in 2009. This allowed us to increase the dividend by 6 cents per share, or 4.8 percent. The higher rate of dividend growth reflects the strength and growth opportunities we see across our businesses. The combination of price appreciation and dividends for the year produced a total return to shareholders of 34.6 percent — well above our industry peers and the general equity market. The superior returns to stockholders reflect our success in taking advantage of opportunities and growing our existing businesses profitably.
We achieved significant growth as a result of our continued efforts to expand the use of natural gas. Natural gas is a clean fuel, a domestic energy resource that is abundant and priced below other energy alternatives. In addition, recent changes in the tax laws have significantly reduced the cost of extending service, and we are aggressively moving forward to extend our natural gas systems to customers and communities that have not previously had natural gas service available to them. Our propane business is also well positioned. Our propane operations give us a foothold in energy markets that we would not otherwise have, and creates opportunities for future growth in our gas distribution business. In addition, in 2010, BravePoint®, Inc. has returned to its normal levels of profitability.
Earnings Per Share and Net Income from Continuing
Operations for the Years Ended December 31
5-year CAGR

Net Income from Continuing Operations: 19.5%
Diluted Earnings Per Share: 8.6%
Chesapeake Utilities Corporation
Total Shareholder Return
(investment of $10,000 at the
beginning of each period)
(in thousands)
Total Shareholder Return

Chesapeake has performed well above our industry peers and the general equity market.
Our Compensation Committee focuses on aligning total compensation with our business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase stockholder value. Our executive compensation program consists of three components — base salary, performance-based cash incentive awards (“cash incentive”), and performance-based equity incentive awards (“equity incentive”). The Compensation Committee believes that this mix of compensation aligns the financial interest of the executive officers with the interests of stockholders.
The Compensation Committee, from time to time, will engage an independent compensation consultant to assist in reviewing the Company’s executive compensation program. In 2010, the Compensation Committee received an executive compensation analysis from an independent compensation consultant to assess the level of competitiveness of the Company’s executive pay programs.

The Compensation Committee sets base salaries at competitive levels to ensure that we are attracting, recruiting, and retaining executive officers that have the knowledge and skills necessary to achieve the Company’s established goals. For 2010, the Compensation Committee considered the following prior to adjusting base salaries: results of the study provided by the independent compensation consultant, functional role of the position, scope of the individual’s responsibilities and competitive nature of our business. After consideration of these factors, the Compensation Committee determined that, effective April 1, 2010, the increase in base salaries for the named executive officers would range from 3.1 to 10.6 percent.
The Compensation Committee promotes a pay-for-performance culture to further align executive interest with the long-term interests of stockholders. Each named executive officer is eligible to receive performance-based cash and equity incentive awards that comprise approximately 50 percent or more of their total direct compensation. Pay-for-performance is emphasized by placing a majority of the named executive officer’s target total direct compensation at risk. For 2010, cash incentive awards for each named executive officer were based on achieving pre-established financial and non-financial targets, with the financial component representing 50 percent or more of the opportunity. As a result of the Company’s record earnings and the achievement of individual performance goals, the cash incentive award payout for 2010 performance ranged between 26 and 61 percent of their base salaries. The larger piece of incentive compensation, which is represented by the equity incentive award, focuses on long-term performance. This long-term performance is designed to reward named executive officers for improving stockholder value by achieving growth in earnings while investing in the future growth of both our regulated and unregulated business units.
The Compensation Committee established three performance metrics for the equity incentive awards. The first metric, Maximizing Shareholder Value, ensures that we are generating additional value for our stockholders. The second metric, Growth in Long-Term Earnings, was chosen because of the capital intensive nature of our business (as a utility, long-term earnings growth is dependent upon an increase in plant assets). The third metric, Return on Equity, provides a gauge of earnings performance. Each equity incentive award features a cap (maximum of 125 percent of the target) on the maximum amount that can be earned for any performance period. The awards are also subject to forfeiture. Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the named executive officer if the awards are earned and then only in proportion to the actual shares earned. For the 2008 to 2010 performance period, the Company’s total shareholder return for the three years ended December 31, 2010, and total capital expenditures as a percent of total capitalization for the three years ended September 30, 2010 put the Company in the 92nd percentile and the 100th percentile, respectively, of the Edwards Jones Distribution Group (as defined on page 30 in this Proxy Statement). As a result, the named executive officers received a payout that is 125 percent of the target award. The Company’s return on average equity for the three years ended December 31, 2010 was 11.3 percent, thus resulting in a payout that is 125 percent of the target award for each named executive officer. The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement.
We refer you to our narrative and related tables in the Compensation Discussion and Analysis, Executive Compensation, and other relevant sections within this Proxy Statement for a more detailed discussion on the information provided above, as well as information on other practices utilized by the Compensation Committee, including executive stock ownership requirements, compensation recovery policy, and executive employment agreements.
Compensation Philosophy. The Compensation Committee is composed entirely of independent directors, as defined by the NYSE listing standards, and is solely responsible for the oversight and administration of our executive compensation program. The Compensation Committee designs, recommends to the Board of Directors for adoption as appropriate, and administers all of the policies and practices related to executive compensation. The Compensation Committee believes that the most effective compensation program is one that is designed to ensure that total compensation for an executive officer is fair, reasonable and competitive. The Compensation Committee focuses on aligning total compensation with our business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase stockholder value. Our primary objectives in creating an effective compensation program are to:
•	Structure the program to attract high-quality executive talent that will complement our short and long-term goals

•	Develop an appropriate mix of compensation to align the financial interests of the executive officers with the interests of our stockholders
•	Ensure effective utilization and development of talent through internal processes such as performance evaluations, succession planning, and leadership development
The Compensation Committee annually reviews the executive compensation program to ensure the following: (i) its current design corresponds to the Company’s objectives; (ii) the mix provides competitive compensation levels for each element of compensation; and (iii) the compensation remains competitive relative to the compensation paid to executive officers in comparable positions at peer companies.
Pursuant to the SEC’s regulations regarding risk-based disclosures, the Company reviewed its compensation programs applicable to all employees in conjunction with the risks that have been identified and included in the Company’s Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.
Executive Compensation Design. Our executive compensation program consists of a base salary and performance-based cash and equity incentive awards that are designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Compensation Committee sets base salaries at competitive levels to ensure that we are attracting, recruiting, and retaining executive officers that have the knowledge and skills necessary to achieve the Company’s established goals. This section provides examples of ways our compensation design and structure help to mitigate risk.
Each executive officer is also eligible to receive an annual cash incentive award and a multi-year equity incentive award1,2. These awards provide a means to retain executive officers and reward them for their continuous efforts in the Company’s growth and the creation of stockholder value.
In 2010, the cash incentive program focused primarily on achieving the target earnings per share, target pre-tax, pre-interest return on average investment for the utility operations and the Florida propane operation, or target pre-tax, pre-interest operating income for the natural gas marketing operations, Delmarva propane operations, and the propane wholesale marketing operations. Performance criteria such as business unit growth and corporate development, performance and operational improvements, leadership initiatives and strategic direction were used to determine a smaller portion of the cash incentive. The Compensation Committee reserves the right to consider additional performance criteria for the Chief Executive Officer if necessary to fulfill upcoming strategic or operational opportunities.
There are key controls in place that discourage unnecessary risk-taking. The named executive officers simultaneously participate in cash and equity incentive programs, which provide the Compensation Committee with the ability to utilize multiple performance criteria at any given time. The Compensation Committee also has discretion and the ability to reduce awards based on the named executive officer’s individual performance. Several other features of the cash incentive award process further mitigate risk taking and exposure, including the following: i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash award; ii) the cash incentive represents the smallest component of each named executive officer’s total direct compensation opportunity; iii) the target for the cash incentive award is set at an amount that approximates, or falls slightly below the median cash incentive of an industry peer group; and iv) each cash incentive award features a cap (150% of the target) on the maximum amount that can be earned for any performance period. The equity incentives reward named executive officers for improving stockholder value by achieving growth in total shareholder return as well as growth in earnings while investing for future

[1]	Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. The shares granted to Mr. Schimkaitis for the 2009-2011 and 2010-2012 performance periods were forfeited upon his retirement.

[2]	Mr. Cummiskey was not eligible to participate in the 2009-2011 long-term incentive program. Mr. Cummiskey is eligible to participate in the 2010-2011 and 2010-2012 long-term incentive programs as further described under the Performance Incentive Plan section in this Proxy Statement which begins on page 29.

long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimize potential risk: i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance of any equity incentive award; ii) the total shareholder return and growth in long-term earnings over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average return on equity performance metric is compared to pre-determined return on equity thresholds that are established by the Compensation Committee; and iii) each equity incentive award features a cap (a maximum of 125 percent of the target) on the maximum amount that can be earned in any year. The Compensation Committee believes that the incentive programs appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.
The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk, include:
•	Although awards under the cash incentive and equity incentive plans are primarily determined using targeted financial and non-financial goals, they also include components which are tied to the Company’s capital budget and strategic plan that are reviewed and approved by the Board of Directors;
•	During its goal-setting process, the Compensation Committee considers prior years’ performance relative to future expected performance to assess the reasonableness of the goals;
•	The cash incentive and equity incentive plans include both performance and profitability measures, thus balancing growth with value creation;
•	The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;
•	Each named executive officer is subject to stock ownership guidelines commensurate with his or her position and equity awards could lose significant value over time if the Company was exposed to inappropriate, unnecessary risks which could affect our stock price; and
•	Each named executive officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.
Role of Management. The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other named executive officers. He assesses the performance for all named executive officers and recommends to the Compensation Committee the overall levels of achievement, and the extent to which performance targets were attained. Upon request, named executive officers will provide supplemental material to the Compensation Committee to assist in making its determinations under the executive compensation program. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Committee meetings at the invitation of the Compensation Committee.
Role of Independent Consultant. The Compensation Committee, from time to time, will engage an independent compensation consultant to aid in carrying out its overall responsibilities. In November of 2007, to assist in reviewing the Company’s executive compensation program for 2008, the Committee engaged Buck, an independent compensation consultant, to perform a comprehensive study to determine whether current total compensation for each named executive officer was competitive with the market, and consistent with our short and long-term goals. In addition, Buck analyzed each component of compensation and made recommendations to the Compensation Committee based on current competitive practices.

In November of 2008, to assist in reviewing the Company’s executive compensation program for 2009, Buck provided an analysis on the recently created Chief Operating Officer position and salary scale, cash incentive program, and equity incentive program. In February of 2009, the Compensation Committee received an Executive Base Salary update, for certain named executive officers. Buck reviewed and analyzed competitive data available for the peer companies to develop ranges for the Chief Operating Officer position and the Chief Financial Officer position relevant to selected positions. The peer group3 used by Buck in its analysis was the same peer group that Buck established, with the input of the Compensation Committee Chairman and the Chief Executive Officer, in 2007. This peer group was comprised of 16 utility companies including three electric utility companies and two water utility companies because of the limited number of similarly-sized gas utilities. In addition to the industry peer group data, Buck considered published survey data from several nationally recognized organizations that provide independent research based upon the practices of companies with revenues between $125 million and $500 million, as well as the practices of companies in the utilities industry.
In February of 2010, the Compensation Committee received an updated executive compensation analysis prepared by Buck to assist in reviewing the Company’s executive compensation program for 2010. The analysis assessed the level of competitiveness of the Company’s executive pay programs for the named executive officers. Being that several companies in the peer group established by Buck in 2007 had subsequently been sold, Buck, with the input of the Compensation Committee Chairman and the Chief Executive Officer, established a new peer group4. This peer group was comprised of 16 utility companies, with 11 of the companies from the original peer group, and the addition of one gas utility company, one multi-utility company and three water utility companies because of the limited number of similarly-sized gas utilities. Based on revenues, the Company was close to the median revenues of the peer group. In addition to the industry peer group data, Buck considered published survey data from several nationally recognized organizations that provide independent research based upon the practices of companies with revenues between $200 million and $500 million, as well as the practices of companies in the utilities industry.
In October of 2010, the Compensation Committee selected a new independent compensation consulting firm to provide services to the Compensation Committee relating to executive compensation, peer group composition, benefit plan analysis, and evolving compensation trends. After the review of several firms, the Compensation Committee engaged Cook & Co., an independent compensation consultant, to assist in reviewing the Company’s executive compensation program for 2011. In December of 2010, Cook & Co. provided an analysis to the Compensation Committee after reviewing the Company’s culture, business strategy, compensation philosophy and individual pay elements that emanate from that philosophy, and interviewing several members of the Company’s senior management team, members of the Compensation Committee, and Chairman of the Board. Cook & Co. provided the Compensation Committee with their observations on the Company’s current compensation plan design, including: compensation philosophy and approach to risk management, peer group, annual cash incentive plan, long-term equity incentive plan, perquisites, benefit plans, and stock ownership guidelines. Cook & Co., with the input of the Compensation Committee members and the Chief Executive Officer, established a new peer group5 for compensation purposes given the Company’s size and diversity. This peer group is comprised of ten of the utility companies from the peer group established in February of 2010 (as identified in footnote 4 below). In January 2011, Cook & Co. prepared a market analysis to assess the competitiveness of base salary levels, target total cash compensation, and target total direct compensation for the named executive officers, which will be used as the basis for 2011.

[3]	The industry peer group established by Buck in 2007 included the following companies: Central Vermont Public Service Corporation; Delta Natural Gas Company, Inc.; Empire District Electric Company; Florida Public Utilities Company; Energy West, Inc.; ITC Holdings Corporation; The Laclede Group, Inc.; Northwest Natural Gas Company; RGC Resources, Inc.; SJW Corporation; South Jersey Industries, Inc.; Southwest Gas Corporation; Southwest Water Company; and Unitil Corporation. EnergySouth, Inc. and SEMCO Energy, Inc. were included in the original peer group; however, they have been subsequently sold.

[4]	The industry peer group established by Buck in 2010 included the following companies: American States Water Co.; Aqua America Inc.; California Water Service Group; Central Vermont Public Service Corporation; Delta Natural Gas Company, Inc.; Empire District Electric Company; ITC Holdings Corporation; The Laclede Group, Inc.; MGE Energy Inc.; Northwest Natural Gas Company; RGC Resources, Inc.; SJW Corporation; South Jersey Industries, Inc.; Southwest Water Company; Suburban Propane Partners LP; and Unitil Corporation.

[5]	The industry peer group established by Cook & Co. included the following companies: Central Vermont Public Service Corporation; Delta Natural Gas Company, Inc.; Empire District Electric Company; The Laclede Group, Inc.; MGE Energy Inc.; Northwest Natural Gas Company; RGC Resources, Inc.; South Jersey Industries, Inc.; Suburban Propane Partners LP; and Unitil Corporation.

Base Salary. In February of 2010, the Compensation Committee reviewed base salaries for the Chief Executive Officer and other named executive officers for the ensuing year. In connection with this review, the Compensation Committee received an updated analysis that had previously been prepared by Buck and included data from the industry peer group established by Buck in 2010 (as identified in footnote 4 below). In addition to the peer group data, Buck considered published survey data from several nationally recognized organizations that provide independent research based upon the practices of companies with revenues between $200 million and $500 million, as well as the practices of companies in the utilities industry. Buck compared base salaries for the named executive officers to data from the industry peer group and published surveys, weighted two-thirds and one-third, respectively. The Compensation Committee considered the following prior to adjusting base salaries: results of the study performed by Buck; functional role of the position; scope of the individual’s responsibilities; and competitive nature of our business. After consideration of these factors, the Compensation Committee determined that each of Messrs. Schimkaitis, McMasters, Thompson and Cummiskey and Mrs. Cooper would receive increases ranging from 3.1 to 10.6 percent in their base salaries effective April 1, 2010.
Cash Bonus Incentive Plan. Our Cash Bonus Incentive Plan (hereinafter referred to as the “Cash Incentive Plan”) was adopted by our Board of Directors in 2005. Under the Cash Incentive Plan, the Compensation Committee is authorized to grant cash incentive awards to named executive officers and key employees that perform responsibilities that contribute significantly to the Company’s long-term growth, development, and financial success. The Compensation Committee establishes target cash incentive awards for each participant. Generally, the target cash incentive awards for each named executive officer are set at an amount that approximates, or falls slightly below the median prevailing practices of the industry peer group for comparable positions. The actual award earned can range from 0 to 150 percent of the target cash incentive award depending on actual performance at the end of the performance period as compared to the performance targets. The Compensation Committee may use its discretion to adjust a participant’s bonus opportunity or payout amount based on unanticipated and/or extraordinary events. This adjustment could result in a named executive officer receiving a cash incentive award that is more than or less than the established payout opportunity.
2010 Cash Incentive Award. In January of 2010, the Compensation Committee established financial and non-financial performance targets under the Cash Incentive Plan for each named executive officer. The components upon which financial targets were based for each named executive officer were as follows: Messrs. Schimkaitis and McMasters and Mrs. Cooper were evaluated on earnings per share, with the earnings per share target set at $2.30; Mr. Thompson was evaluated on pre-tax, pre-interest return on average investment for the utility operations and the Florida propane operation, with the pre-tax, pre-interest return on average investment target set at 12.64 percent; and Mr. Cummiskey was evaluated on pre-tax, pre-interest operating income for the natural gas marketing operations, Delmarva propane operations, and propane wholesale marketing operations, with the pre-tax, pre-interest operating income target set at approximately $5.8 million. Mr. Cummiskey was also evaluated on pre-tax, pre-interest operating income for the natural gas marketing operations, with a pre-tax, pre-interest operating income target set at approximately $1.7 million.
Each named executive officer has established individual goals that are evaluated by the Compensation Committee in connection with determining the extent to which the individual met his or her non-financial targets. These goals are grouped into the following categories: i) Business Unit Growth and Corporate Development, ii) Performance and Operational Improvements, iii) Leadership and iv) Strategic Direction. The named executive officers may earn a cash incentive award upon achieving his or her pre-established financial and non-financial targets based on the Compensation Committee’s evaluation. For Messrs. Schimkaitis and McMasters and Mrs. Cooper, non-financial goals are achieved at the same percentage as the achievement of their financial goals, unless otherwise adjusted by the Compensation Committee. The following table shows each named executive officer’s target cash incentive award, based on such named executive officer’s base salary as of December 31, 2010 and weighting for the financial and non-financial performance targets:

	2010 Cash Incentive Award			Weighting for the Performance Targets
		Bonus	Target Cash
	Base Salary	Opportunity	Incentive	Non-Financial	Financial
	(as of December 31, 2010)	(% of Base Salary)	Award[1]	Targets	Targets
John R. Schimkaitis	$420,000	40%	$168,000	20%	80%
Michael P. McMasters	$305,000	30%	$91,500	20%	80%
Stephen C. Thompson	$280,000	25%	$70,000	50%	50%
Beth W. Cooper	$205,000	25%	$51,250	20%	80%
Joseph Cummiskey	$165,000	30%	$49,500	25%	75%

[1]	Target Cash Incentive Award is shown at 100 percent.

In March of 2011, the Compensation Committee reviewed the performance of each named executive officer and based on that review authorized the payment of cash incentive awards. The Compensation Committee determined that Messrs. Schimkaitis and McMasters and Mrs. Cooper achieved 150 percent of their financial target as a result of the Company generating basic earnings per share of $2.75 for 2010, and also achieved between 95 and 100 percent of his or her non-financial targets. The Compensation Committee determined that Mr. Thompson achieved his financial target as a result of the Company’s utility and Florida propane operations generating a 13.22 percent pre-tax, pre-interest return on average investment for 2010, representing a 112.7 percent payout. Mr. Thompson also achieved 95 percent of his non-financial targets. The Compensation Committee determined that Mr. Cummiskey achieved his financial target as a result of the Company’s natural gas marketing operations, Delmarva propane operations, and propane wholesale marketing operations generating $6.3 million in pre-tax, pre-interest operating income for 2010. As a result of the Company’s natural gas marketing operations generating $2.0 million in pre-tax, pre-interest operating income for 2010, Mr. Cummiskey also earned $25,000 as an additional bonus for achieving budgeted pre-tax, pre-interest operating income and $26,339 for exceeding budgeted pre-tax, pre-interest operating income by $263,386 or 15.6 percent. The Compensation Committee also determined that Mr. Cummiskey achieved 93 percent of his non-financial targets. The Compensation Committee also granted additional discretionary cash bonus awards to Messrs. Thompson and Cummiskey for $20,000 and $10,000, respectively. In determining the amount of the awards, the Compensation Committee considered their significant achievements during 2010, including successfully carrying out the integration process to merge the operations of Chesapeake and FPU, participation in leadership and organizational initiatives, strategic planning efforts, and oversight of various business unit expansion projects. The Compensation Committee also considered Messrs. Thompson and Cummiskey’s contributions to the Company’s overall performance in 2010. With the additional cash bonus awards, Messrs. Thompson and Cummiskey’s additional cash incentive awards are more closely aligned with the cash incentive awards of the other named executive officers, and more accurately reflect their influence on the Company’s 2010 earnings results. The Bonus and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table reflect the specific amounts paid to each named executive officer pursuant to the Cash Incentive Plan.
Performance Incentive Plan. Our Performance Incentive Plan (hereinafter referred to as the “Equity Incentive Plan”), was adopted by our Board of Directors in 2005. Under the Equity Incentive Plan, the Compensation Committee is authorized to grant equity incentive awards to our named executive officers and other key employees. This multi-year, long-term performance incentive plan is designed to reward officers for improving stockholder value by achieving growth in earnings while investing in the future growth of both our regulated and unregulated business units. The Compensation Committee focused on three core objectives in designing the plan as shown in the table below. The first metric, maximizing shareholder value, ensures that we are generating additional value for our stockholders. The Compensation Committee chose the second metric, growth in long-term earnings, because of the capital intensive nature of our business. As a utility company, long-term earnings growth is dependent upon an increase in plant assets. The third metric, return on equity, provides a gauge of earnings performance.

		Percent of
Performance Metric	Benchmark	Target Award

Maximizing Shareholder Value	Total shareholder return compared to the total shareholder returns of companies included in the peer group for the performance period	30%

Growth in Long-Term Earnings	Total capital expenditures as a percent of total capitalization as compared to companies in the peer group for the performance period	35%

Earnings Performance	Average return on equity compared to pre-determined return on equity targets	35%

2008-2010 Performance Period. In January of 2008, the Compensation Committee established equity incentive awards for Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper for the 2008-2010 performance period. The established payout opportunity for the award ranged from 0 to 125 percent of the target equity incentive award as shown in the table below.

	2008-2010 Performance Period
	Minimum	Threshold	Target	Maximum
John R. Schimkaitis	0	4,800	9,600	12,000
Michael P. McMasters	0	2,560	5,120	6,400
Stephen C. Thompson	0	2,000	4,000	5,000
Beth W. Cooper	0	1,600	3,200	4,000
Joseph Cummiskey[1]	0	0	0	0

[1]	Mr. Cummiskey was promoted to Vice President of the Company on December 15, 2009 and therefore was not eligible to receive a grant for the 2008-2010 performance period.
The maximizing shareholder value and growth in long-term earnings performance metrics are each evaluated relative to the performance of peer companies in the Edward Jones Distribution Group6 over a thirty-six month performance period. The Company’s performance is then ranked against these peer companies. For the 2008-2010 performance period, the payout opportunity based on the Company’s percentile ranking against the peer companies in the Edward Jones Distribution Group for each of these two performance metrics is shown in the table below.

Percentile Ranking as Compared	Percentage of Payout of Target
To Companies in the Peer Group	Equity Incentive Award
40th – 49th percentile	50%
50th – 54th percentile	75%
55th – 60th percentile	100%
61st – 100th percentile	125%
The Company’s actual ranking can fluctuate significantly during the performance period as a result of peer company performance. As a result, there is significant risk associated with whether the named executive officers will achieve these awards.
The Compensation Committee met in March of 2011 to review the extent to which the named executive officers achieved the performance targets established for the 2008-2010 performance period. For the first performance metric, the total shareholder return for the Edward Jones Distribution Group ranged from 6.1 to 60.6 percent, with a median of 24.3 percent. The Company’s total shareholder return for the three years ended December 31, 2010 was 46.7 percent which put the Company in the 92nd percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 125 percent of the target award for each named executive officer based on this metric. For the second metric, total capital expenditures as a percent of total capitalization for the Edward Jones Distribution Group ranged from 5.1 percent to 11.5 percent, with a median of 8.3 percent. For the three years ended September 30, 2010, the Company’s total capital expenditures as a percent of total capitalization was 26.5 percent which put the Company in the 100th percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 125 percent of the target award for each named executive officer based on this metric. In terms of the third metric, the Company’s target return on average equity at a 100 percent payout for the 2008-2010 performance period was set at 10.50 percent to 10.75 percent. The Company’s return on average equity for the three years ended December 31, 2010 was 11.3 percent, thus resulting in a payout that is 125 percent of the target award for each named executive officer based on this metric. The actual award earned for the 2008-2010 performance period is reflected in footnote 9 to the Summary Compensation Table.

[6]	For the 2008-2010, 2009-2011, 2010-2011 and 2010-2012 performance periods, the Company’s total shareholder return and growth in long-term earnings over the relevant performance periods are compared to companies in the Edward Jones Natural Gas Distribution Group (the “Edward Jones Distribution Group”), a composite group of selected gas distribution utilities whose performance is benchmarked by Edward Jones. The Edward Jones Distribution Group includes AGL Resources, Inc.; Atmos Energy Corporation; Delta Natural Gas Company, Inc.; Gas Natural, Inc.; The Laclede Group, Inc.; New Jersey Resources Corp.; Northwest Natural Gas Company; Piedmont Natural Gas Company, Inc.; RGC Resources, Inc.; South Jersey Industries, Inc.; and WGL Holdings, Inc.

Stock Vested During 2010. The Compensation Committee has adopted a multi-year, long-term performance plan for the equity incentive award component of our executive compensation program. Participants that participate in the long-term performance plan are granted performance shares in the beginning of the applicable performance period. In January of 2008, the Compensation Committee made a grant to the named executive officers for the 2008-2010 performance period. The number of performance shares earned ranges from 0 to 125 percent of the target performance shares depending on actual performance as compared to performance goals. In March of 2011, the Compensation Committee determined that for Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper, the pre-established performance goals for the 2008-2010 performance period were achieved as follows: i) as of December 31, 2010, the Company’s total shareholder return was 46.7 percent which put the Company at the 92nd percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 125 percent of the target; ii) as of September 30, 2010, the Company’s total capital expenditures as a percent of total capitalization was 26.5 percent which put the Company at the 100th percentile of the Edward Jones Distribution Group, thus resulting in a payout that is 125 percent of the target; and iii) as of December 31, 2010, the Company’s return on average equity was 11.3 percent, thus resulting in a payout that is 125 percent of the target.

	Stock Vested During 2010
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting[2]
	(#)	($)
John R. Schimkaitis	12,000	483,360
Michael P. McMasters	6,400	257,792
Stephen C. Thompson	5,000	201,400
Beth W. Cooper	4,000	161,120

[1]	The shares awarded and corresponding value realized, reflect shares received in March of 2011 by each named executive officer pursuant to the Equity Incentive Plan for the performance period January 1, 2008 to December 31, 2010.

[2]	The value realized represents the shares vested multiplied by $40.28, the average of the high and low stock price on March 1, 2011.
Outstanding Equity Awards. In January of 2009, the Compensation Committee granted performance shares to Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper for the 2009-2011 performance period. In January of 2010, the Compensation Committee granted performance shares to Messrs. Schimkaitis, McMasters, Thompson and Cummiskey and Mrs. Cooper for the 2010-2012 performance period. To transition his participation into the long-term bonus program, the Compensation Committee also approved, in January of 2010, an equity-based award for Mr. Cummiskey, Vice President of the Company. These performance shares will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include twice the normal award level of shares. With the exception of Mr. Schimkaitis, each named executive officer is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved. Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. The shares granted to Mr. Schimkaitis for the 2009-2011 and 2010-2012 performance periods were forfeited upon his retirement.
The Compensation Committee set the payout opportunity for the 2009-2011 and 2010-2012 performance periods at a minimum of 0 percent, threshold of 50 percent, target of 100 percent and maximum of 125 percent of the target incentive award. To earn these equity-based awards, the Company’s performance is evaluated against the three pre-established performance metrics — maximizing shareholder value, growth in long-term earnings, and return on equity — and the peer group (as identified in footnote 6 on page 30). As discussed under the 2008-2010 Performance Period section which begins on page 29, both the shareholder value and growth in long-term earnings metrics will be compared to the same metrics of the applicable peer group for the respective performance period and awards will be determined according to the Company’s ranking among these peers. The awards granted for the performance periods are pursuant and subject to the terms of Performance Share Agreements executed by the Company and each of the named executive officers.
The established payout opportunity for these awards range from 0 to a maximum of 125 percent of the target equity incentive award as shown in the following table.

	Outstanding Equity Awards and Payout Opportunity
	2009-2011				2010-2012
	Performance Period				Performance Period
	0%	50%	Target	125%	0%	50%	Target	125%
Michael P. McMasters[1,2]	0	2,750	5,500	6,875	0	3,750	7,500	9,375
Stephen C. Thompson	0	2,000	4,000	5,000	0	2,000	4,000	5,000
Beth W. Cooper[2]	0	2,000	4,000	5,000	0	2,000	4,000	5,000
Joseph Cummiskey[3]	0	3,200	6,400	8,000	0	1,600	3,200	4,000

[1]	As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee approved an additional target equity-based award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012. The Compensation Committee set the payout opportunity for the award at a minimum of 0 percent, threshold of 50 percent, target of 100 percent, and maximum of 125 percent of the target incentive award. This transitional award supplements the two target equity-based awards of 5,500 shares granted to Mr. McMasters on January 7, 2009 and January 6, 2010 for the three-year award periods from January 1, 2009 through December 31, 2011 and January 1, 2010 through December 31, 2012.

[2]	Mr. McMasters and Mrs. Cooper each received an increased award for the 2009-2011 performance period as compared to the 2008-2010 performance period as a result of their promotions to Executive Vice President and Chief Operating Officer, and Senior Vice President and Chief Financial Officer, respectively, which occurred in 2008.

[3]	To transition his participation into the long-term bonus program, the Compensation Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey, Vice President of the Company. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include twice the normal award level of shares. The second equity-based award grant will cover the three-year award period from January 1, 2010 through December 31, 2012. The Compensation Committee established target equity-based awards for Mr. Cummiskey of 6,400 shares for the 2010-2011 performance period, and 3,200 shares for the 2010-2012 performance period. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance targets. The targets and associated weightings for the awards are the same as those established for Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper.
The aggregate grant date fair value of the 2009-2011 equity award is reflected in the Stock Award column for 2009 in the Summary Compensation Table. The aggregate grant date fair value of the 2010-2012 equity award is reflected in the Stock Award column for 2010 in the Summary Compensation Table. The aggregate grant date fair value of the 2010-2012 target equity award is reflected in the Grant Date Fair Value of Stock Awards column in the 2010 Grants of Plan-Based Awards Table.
All Other Compensation. In addition to the primary components of the compensation program, we offer certain other benefits to the named executive officers. During 2010, the Company provided each named executive officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the named executive officers. The aggregate incremental cost of the personal use of the vehicle is calculated by summing the depreciation, insurance expense, and fuel cost. Each named executive officer’s Form W-2 that is filed with the Internal Revenue Service includes imputed income for the personal use of the Company-owned vehicle. This imputed income has no effect on the Company’s revenues or expenses. Each named executive officer is responsible for the payroll taxes associated with personal usage. On behalf of each named executive officer, we also pay an annual premium to provide each executive with term life insurance. The life insurance benefit is provided to all employees of the Company that are eligible to receive the benefit and is capped at $500,000 which limits the benefit to highly compensated individuals. Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.
For 2010, each named executive officer who participated in the qualified 401(k) Retirement Savings Plan received matching contributions based upon a graduated schedule that considers age and years of service. This was the same benefit available to other employees of the Company. The Internal Revenue Service limits the amount of contributions that a participant may make to his or her qualified 401(k) Retirement Savings Plan. The Company’s nonqualified 401(k) Supplemental Executive Retirement Savings Plan enables named executive officers to continue to make pre-tax deferrals of compensation after they have reached that limit. We match these contributions in the same manner as the qualified 401(k) Retirement Savings Plan. Effective January 1, 2011, the Company amended and restated the qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Savings Plan. Under the amended and restated Plans, employees, including named executive officers, no longer receive a matching contribution based upon age and years of service but instead receive a fixed matching contribution of 100 percent of up to 6 percent of eligible cash compensation. In addition, employees of Chesapeake and its subsidiaries, as applicable, including the named executive officers, are eligible to receive an additional supplemental employer contribution at the discretion of the Company.
The aggregate value of these benefits for each named executive officer is more than $10,000 and, consistent with the rules of the SEC, is reflected in the All Other Compensation column of the Summary Compensation Table.

Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) prohibits any public corporation from taking a deduction on its annual federal income tax return for certain compensation that exceeds $1 million. In determining whether a deduction may be taken, the Company considers compensation paid in any taxable year to its Chief Executive Officer or to any one of its three most highly compensated executive officers (other than the Chief Financial Officer) and whether such compensation would be considered “performance-based” as defined under Section 162(m). Compensation qualifying as “performance-based compensation” within the meaning of Section 162(m) is exempted from the deduction limit. Awards under our Equity Incentive Plan are considered “performance-based” compensation and would be exempt from the Section 162(m) deduction limit; awards under our Cash Incentive Plan would not be considered “performance-based” compensation and would be considered in determining the ability to take this deduction. We do not anticipate that compensation paid to any of the executive officers in 2011 will exceed the $1 million deduction limit.
Stock Ownership Guidelines. In 2006, the Corporate Governance Committee approved stock ownership guidelines for the following corporate officer positions: Chief Executive Officer - 30,000 shares; Chief Operating Officer — 10,000 shares; Senior Vice President — 7,500 shares; and Vice President — 5,000 shares. Each named executive officer has five years from December 7, 2006 or his or her date of hire or promotion into the role, whichever is later, to meet these ownership requirements. The Corporate Governance Committee believes that ownership in the Company’s common stock by named executive officers demonstrates a commitment to the long-term profitability of the Company and aligns management’s interest with those of stockholders. The Corporate Governance Committee is responsible for the development, oversight and monitoring of executive officer stock ownership guidelines. For each named executive officer who has served since the adoption of the stock ownership guidelines, the requisite ownership requirement has been met. For each named executive officer with less than five years of service, he or she is in the process of meeting the ownership requirement.
EXECUTIVE COMPENSATION
Summary Compensation Table. The following table provides information on compensation earned for the fiscal years ended December 31, 2010, 2009, and 2008 by the Chief Executive Officer, Chief Financial Officer, and three additional most highly compensated executive officers employed by the Company at year-end (collectively the “named executive officers”). In determining the individuals to be included in this table, we considered the roles and responsibilities, as well as total compensation (reduced by the change in pension value and nonqualified deferred compensation earnings), for all officers of the Company for the fiscal year ended December 31, 2010.
2010 Summary Compensation Table

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock		Incentive Plan	Compensation	All Other
Name and		Salary	Bonus		Awards		Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)		($)		($)[1]	($)2.3	($)[4]	($)
John R. Schimkaitis[5]	2010	415,425	0		329,447	[6]	252,000	180,228	93,373	1,270,473
Chief Executive Officer	2009	398,775	66,541	[7]	324,715	[8]	158,430	50,253	83,521	1,082,235
and Director	2008	386,250	0		649,630	[9]	138,154	174,352	174,491	1,522,877
Michael P. McMasters[10,11]	2010	299,563	0		188,746	[6]	137,250	88,221	70,296	784,075
President, Chief Operating Officer	2009	281,187	35,190	[7]	186,034	[8]	83,785	15,825	55,593	657,614
and Director	2008	266,125	0		346,469	[9]	73,062	63,871	99,761	849,288
Stephen C. Thompson	2010	277,723	20,000	[12]	137,270	[6]	72,692	70,496	49,728	627,908
Senior Vice President	2009	268,918	0		135,298	[8]	62,643	13,237	39,710	519,806
	2008	260,500	0		270,679	[9]	59,833	45,361	72,905	709,278
Beth W. Cooper	2010	200,100	0		137,270	[6]	76,106	20,307	35,934	469,718
Senior Vice President, Chief Financial	2009	184,050	30,033	[7]	135,298	[8]	46,350	8,651	34,524	438,906
Officer and Corporate Secretary	2008	169,167	0		216,543	[9]	39,690	9,525	56,120	491,045
Joseph Cummiskey	2010	163,333	10,000	[12]	327,503	[13]	74,250	4,609	56,422	636,117
Vice President	2009	150,000	0		0	[13]	239,267	658	33,672	423,597

[1]	Payment for performance was made in March of 2011, 2010 and 2009, respectively, under the Cash Incentive Plan.

[2]	The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper in the Pension Plan for 2008 and 2010. For 2009, the present value increased for each named executive officer in the Pension Plan; however, a change in the Internal Revenue Service’s lump sum assumptions resulted in an increase in related interest rates which decreased present values. The net decrease in the present values for each executive officer was as follows: Mr. Schimkaitis $7,487, Mr. McMasters $4,601, Mr. Thompson $3,902 and Mrs. Cooper $906. The present value of the accrued pension benefits has been calculated using the same assumptions as for the FAS 158 disclosures, including the following discount rates: December 31, 2010 — 5.00%; December 31, 2009 — 5.25%; and December 31, 2008 — 5.25%. Mr. Cummiskey joined the Company after December 31, 1998 and therefore was not eligible to participate in the Pension Plan.

The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson in the Pension Supplemental Executive Retirement Plan from December 31, 2007 to December 31, 2008, and also from December 31, 2009 to December 31, 2010. For December 31, 2008 to December 31, 2009 present value decreased for each of Messrs. Schimkaitis and McMasters as a result of the increase in IRS lump sum interest rates as described above and the assumed lump sum benefit payout. The decrease in present value was as follows: Mr. Schimkaitis $6,786 and Mr. McMasters $1,141. Mr. Thompson’s present value was not impacted by the increase in interest rates since he elected a fifty percent Joint and Survivor Annuity payment form and as a result, his present value increased. Mrs. Cooper and Mr. Cummiskey do not participate in the Pension Supplemental Executive Retirement Plan.

[3]	Dividends on deferred stock units (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Compensation deferred under the nonqualified 401(k) Supplemental Executive Retirement Plan earned the returns by funds available at the time. For 2010, the funds are shown on page 40. For 2008, each named executive officer’s interest on his or her deferred compensation was a negative amount and therefore not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. As the economy stabilized, each named executive officer earned the following above-market interest on his or her deferred compensation for 2009: Mr. Schimkaitis $50,253; Mr. McMasters $15,824; Mr. Thompson $9,131; Mrs. Cooper $8,651; and Mr. Cummiskey $658. For 2010, each named executive officer earned the following above-market earnings: Mr. Schimkaitis $22,281; Mr. McMasters $8,184; Mr. Thompson $798; Mrs. Cooper $5,643; and Mr. Cummiskey $4,609. The above-market earnings can vary based upon the dollars under investment, the fund mix, and the funds’ results.

[4]	The following table includes payments that were made by the Company on behalf of the named executive officers in 2008, 2009 and 2010. Mr. Cummiskey was promoted to Vice President of the Company in December of 2009.

	Qualified and									Dividends on shares	Dividends on shares
	Nonqualified 401(k)			Term Life						earned for the 2008-	earned for the 2008-
	Plan Matching			Insurance						2009 Performance	2010 Performance
	Contributions			Premiums			Vehicle Allowance			Period	Period
	($)			($)			($)			($)	($)
	2008	2009	2010	2008	2009	2010	2008	2009	2010	2008	2008
John R. Schimkaits	73,080	64,431	76,878	825	750	750	14,078	18,340	15,745	41,328	45,180
Michael P. McMasters	39,676	33,160	47,378	825	750	750	13,122	21,683	22,168	22,042	24,096
Stephen C. Thompson	33,652	34,519	35,738	825	750	750	2,383	4,441	13,240	17,220	18,825
Beth W. Cooper	15,666	20,136	24,883	559	552	600	11,059	13,836	10,450	13,776	15,060
Joseph Cummiskey	0	17,775	36,272	0	450	491	0	15,447	19,659	0	0

Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper accrued dividends on the shares of common stock awarded to them for the 2008-2009 performance period and also for the 2008-2010 performance period. Such dividends were accrued on the same basis as dividends declared by the Board of Directors each calendar quarter during the years 2008, 2009 and 2010 and paid on the Company’s common stock. The actual cash dividend received by each named executive officer was determined based upon the number of shares of common stock earned and issued to the executive for such performance period. The cash dividend amounts paid to Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper in 2010 for the 2008-2009 performance period and in 2011 for the 2008-2010 performance period are reflected in the 2008 row in the Summary Compensation Table, the year the share awards (on which the dividends were based) were granted by the Compensation Committee. Named executive officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.

[5]	Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. He is currently serving as our non-executive Vice Chairman of the Board. In 2010, Mr. Schimkaitis received no additional compensation for serving as a director of the Company.

[6]	For the 2010-2012 performance period, the Company calculated the aggregate grant date fair value of the performance-based awards (Growth in Long-Term Earnings and Earnings Performance) based on the estimated compensation cost on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These awards have been recorded at the grant date fair value of $31.53 per share, which is based on the closing price on January 6, 2010, the grant date. The Company also evaluated the likelihood of earning the market-based award (Maximizing Shareholder Value) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The peer group is set forth herein on page 30, footnote 6. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2010-2012 performance period, the performance share fair value of $25.30 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If the named executive officers were to achieve the maximum award for the respective performance period, each award would be valued as follows: Mr. Schimkaitis $355,932; Mr. McMasters $203,919; Mr. Thompson $148,305; Mrs. Cooper $148,305; and Mr. Cummiskey $118,644. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals. Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. The shares granted to Mr. Schimkaitis for the 2010-2012 performance period were forfeited upon his retirement.

[7]	On February 24, 2010, additional discretionary cash bonus awards were granted to three executive officers of the Company. The cash bonus awards were issued under the Company’s Cash Incentive Plan to the following executive officers: John R. Schimkaitis, $66,541; Michael P. McMasters, $35,190; and Beth W. Cooper, $19,467. In determining the amounts of the awards, the Compensation Committee authorized additional cash bonuses equal to the difference between what the officers would have earned under the Cash Incentive Plan based upon the Company’s stand alone earnings per share (excluding FPU earnings post-merger as well as merger-related costs) and the Company’s actual earnings per share (including FPU’s post-merger earnings and merger-related costs). Mrs. Cooper was also granted an award of $10,566 for her efforts related to the merger. The merger between the Company and FPU was consummated on October 28, 2009.

[8]	For the 2009-2011 performance period, the Company calculated the aggregate grant date fair value of the performance-based awards (Growth in Long-Term Earnings and Earnings Performance) based on the estimated compensation cost on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These awards have been recorded at the grant date fair value of $30.39 per share, which is based on the closing price on January 7, 2009, the grant date. The Company also evaluated the likelihood of earning the market-based award (Maximizing Shareholder Value) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The peer group is set forth herein on page 30, footnote 6. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2009-2011 performance period, the performance share fair value of $26.38 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If the named executive officers were to achieve the maximum award for the respective performance period, each award would be valued as follows: Mr. Schimkaitis $350,242; Mr. McMasters $200,660; Mr. Thompson $145,934; and Mrs. Cooper $145,934. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals. Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. The shares granted to Mr. Schimkaitis for the 2009-2011 performance period were forfeited upon his retirement.

[9]	For the 2008-2009 and 2008-2010 performance periods, the Company calculated the aggregate grant date fair value of the performance-based awards (Growth in Long-Term Earnings and Earnings Performance) based on the estimated compensation cost on the grant date. We estimated that 100 percent of the award is likely to be earned for these two components for the two performance periods. These awards have been recorded at the grant date fair value of $28.60 per share for both performance periods based upon the closing price on January 23, 2008, the grant date. The Company also evaluated the likelihood of earning the market-based award (Maximizing Shareholder Value) for each of these two performance periods. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The peer group is set forth herein on page 30, footnote 6. The Monte Carlo stock simulation estimated a percentile ranking for these market-based awards of less than 40 percent for the 2008-2009 award, representing a 0 percent payout, and 55-60 percent for the 2008-2010 award, representing a 100 percent payout. For the 2008-2010 performance period, the performance share fair value of $25.37 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award.

In February of 2010, the Compensation Committee granted actual awards to Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper for the 2008-2009 performance period. The Compensation Committee determined that each named executive officer achieved 125 percent for both of the Growth in Long-Term Earnings and Earnings Performance components of the award, respectively. No award was granted for the market-based component. The total value of the awards for the 2008-2009 performance period were as follows: Mr. Schimkaitis $510,720, Mr. McMasters $272,384, Mr. Thompson $212,800, and Mrs. Cooper $170,240. The awards are valued using $30.40, the average of the high and low stock price on February 24, 2010, the date the Board of Directors approved the awards.

In March of 2011, the Compensation Committee granted actual awards to Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper for the 2008-2010 performance period. The Compensation Committee determined that each executive officer achieved 125 percent for each of the Growth in Long-Term Earnings, Earnings Performance, and Return of Equity components. The total value of the awards for the 2008-2010 performance period were as follows: Mr. Schimkaitis $483,360, Mr. McMasters $257,792, Mr. Thompson $201,400, and Mrs. Cooper $161,120. The awards are valued using $40.28, the average of the high and low stock price on March 1, 2011, the date the Compensation Committee approved the awards.

[10]	Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. Mr. McMasters has also served as a director of the Company since March 1, 2010. He received no additional compensation for serving as a director of the Company.

[11]	As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee approved an additional target equity-based award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012.

[12]	In March of 2011, additional discretionary cash bonus awards were granted to two executive officers of the Company. The cash bonus awards were issued to the following executive officers: Stephen C. Thompson ($20,000) and Joseph Cummiskey ($10,000). In determining the amount of the awards, the Compensation Committee considered their significant achievements during 2010, including successfully carrying out the integration process to merge the operations of Chesapeake and FPU, participation in leadership and organizational initiatives, strategic planning efforts, and oversight of various business unit expansion projects. The Compensation Committee also considered Messrs. Thompson and Cummiskey’s contributions to the Company’s overall performance in 2010. With the additional cash bonus awards, Messrs. Thompson and Cummiskey’s additional cash incentive awards are more closely aligned with the cash incentive awards of the other named executive officers, and more accurately reflect their influence on the Company’s 2010 earnings results.

[13]	Mr. Cummiskey was promoted to Vice President in December of 2009. To transition his participation into the long-term bonus program, the Compensation Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2010 through December 31, 2012, and will include a target award of 3,200 shares.

For the 2010-2011 performance period, the Company calculated the aggregate grant date fair value of the performance-based awards (Growth in Long-Term Earnings and Earnings Performance) based on the estimated compensation cost on the grant date. We estimated that 125 percent for the Growth in Long-Term Earnings component and 100 percent of the Earnings Performance component are likely to be earned. These awards have been recorded at the grant date fair value of $31.53 per share, which is based on the closing price on January 6, 2010, the grant date. The Company also evaluated the likelihood of earning the market-based award (Maximizing Shareholder Value) for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company’s total shareholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the market-based component of greater than 60 percent, representing a 125 percent payout. For the 2010-2011 performance period, the performance share fair value of $24.49 was generated from the Black-Scholes model and used to calculate the aggregate value of this component of the award. If Mr. Cummiskey was to achieve the maximum award for the respective performance period, the award would be valued as $235,344. The number of actual performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals.
Grants of Plan-Based Awards. The following table reflects, for each named executive officer, dollar amounts for annual cash incentive awards for the 2010 performance period. The table also reflects the number of stock awards established by the Compensation Committee on January 6, 2010 for the 2010-2011 and 2010-2012 performance periods. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award.

Grants of Plan-Based Awards
									Grant
									Date Fair
		Grant Date /	Estimated Future Payouts			Estimated Future Payouts			Value of
		Date of	Under Non-Equity			Under Equity			Stock
		Compensation	Incentive Plan Awards[1]			Incentive Plan Awards[2]			Awards[3]
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Plan	Action	($)	($)	($)	#	#	#	($)
John R. Schimkaitis[4]	Cash Incentive Plan	1/6/2010	84,000	168,000	252,000
	2010-2012 Equity Incentive Plan	1/6/2010				4,800	9,600	12,000	$284,746
Michael P. McMasters[5]	Cash Incentive Plan	1/6/2010	52,500	105,000	157,500
	2010-2012 Equity Incentive Plan	1/6/2010				2,750	5,500	6,875	$163,136
Stephen C. Thompson	Cash Incentive Plan	1/6/2010	35,000	70,000	105,000
	2010-2012 Equity Incentive Plan	1/6/2010				2,000	4,000	5,000	$118,644
Beth W. Cooper	Cash Incentive Plan	1/6/2010	25,625	51,250	76,875
	2010-2012 Equity Incentive Plan	1/6/2010				2,000	4,000	5,000	$118,644
Joseph Cummiskey[6]	Cash Incentive Plan	1/6/2010	24,750	49,500	74,250
	2010-2011 Equity Incentive Plan	1/6/2010				3,200	6,400	8,000	$188,275
	2010-2012 Equity Incentive Plan	1/6/2010				1,600	3,200	4,000	$94,915

[1]	These columns show the range of payouts targeted for 2010 performance under the Cash Incentive Plan as described under Cash Bonus Incentive Plan in the Compensation Discussion and Analysis. The Threshold, Target and Maximum represent 50 percent, 100 percent and 150 percent, respectively, of the bonus opportunity. The payout opportunity range is 0 percent to 150 percent.

[2]	These columns show the range of payouts targeted for the 2010-2011 and 2010-2012 performance periods as described under Performance Incentive Plan in the Compensation Discussion and Analysis. The Threshold, Target and Maximum represent 50 percent, 100 percent and 125 percent, respectively, of the bonus opportunity. The payout opportunity range is 0 percent to 125 percent.

[3]	The value of the 2010-2012 award for the market based component (30%) and the performance based components (70%) issued on January 6, 2010 under our Equity Incentive Plan is based on the market prices of $25.30 and $31.53, respectively. The value of the 2010-2011 award for the market based component (30%) and the performance based components (70%) issued on January 6, 2010 under our Equity Incentive Plan is based on the market prices of $24.49 and $31.53, respectively.

[4]	Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. The shares granted to Mr. Schimkaitis for the 2010-2012 performance period were forfeited upon his retirement.

[5]	Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee on January 14, 2011 approved an additional target equity-based award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012.

[6]	Mr. Cummiskey was promoted to Vice President in December of 2009. To transition his participation into the long-term bonus program, the Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2010 through December 31, 2012, and will include a target award of 3,200 shares.

Outstanding Equity Awards. The following table shows outstanding equity awards for each named executive officer at December 31, 2010. These awards are described under Performance Incentive Plan in the Compensation Discussion and Analysis.
Outstanding Equity Awards at Fiscal Year-End 2010

	Stock Awards[1,2]
	Equity Incentive Plan Awards: Number of	Equity Incentive Plan Awards: Market or
	Unearned Shares, Units or Other Rights	Payout Value of Unearned Shares, Units, or
	That Have Not Vested[3]	Other Rights That Have not Vested[4]
Named Executive Officer	(#)	($)
John R. Schimkaitis[5]	19,200	797,184
Michael P. McMasters[6]	11,000	456,720
Stephen C. Thompson	8,000	332,160
Beth W. Cooper	8,000	332,160
Joseph Cummiskey[7]	9,600	398,592

[1]	No awards have been transferred.

[2]	The stock awards for the 2009-2011 and the 2010-2012 performance periods were established by the Compensation Committee on January 7, 2009 and January 6, 2010, respectively. For Mr. Cummiskey, the stock award for the 2010-2011 performance period was also established by the Compensation Committee on January 6, 2010.

[3]	The share amount shown represents the target award levels.

[4]	The market value represents the unearned shares multiplied by $41.52, the closing market price per share of the Company’s common stock on December 31, 2010. These shares will be earned to the extent that certain performance targets are achieved for the award period January 1, 2009 through December 31, 2011, and January 1, 2010 through December 31, 2012. Award levels for the 2010-2012 performance period are shown in the Grants of Plan-Based Awards Table.

[5]	Mr. Schimkaitis served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. The shares granted to Mr. Schimkaitis for the 2009-2011 and 2010-2012 performance periods were forfeited upon his retirement.

[6]	Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed Chief Executive Officer of the Company effective January 1, 2011. As a result of Mr. McMasters’ promotion to President and Chief Executive Officer, effective January 1, 2011, the Compensation Committee on January 14, 2011 approved an additional target equity-based award of 2,000 shares for the two-year award period from January 1, 2011 through December 31, 2012, which has not been included in the table above.

[7]	Mr. Cummiskey was promoted to Vice President of the Company in December of 2009. To transition his participation into a long-term bonus program, the Compensation Committee approved, in January of 2010, two equity-based awards for Mr. Cummiskey. The first equity-based award grant will cover a two-year award period from January 1, 2010 through December 31, 2011, and will include a target award of 6,400 shares, twice the normal award level of shares. The second award will cover the three-year award period from January 1, 2010 through December 31, 2012, and will include a target award of 3,200 shares.
Pension Plan. We maintain a tax-qualified defined benefit Pension Plan that was previously available to all eligible employees; however, as of December 31, 1998, no new participants were permitted to participate in the Pension Plan. The Pension Plan was also amended to allow all participants as of that date to make a one-time election to either (i) continue participation in the Pension Plan; or (ii) leave the Pension Plan and receive their vested benefit and an increase in the rate of matching contributions by the Company in our existing qualified 401(k) Retirement Savings Plan. Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper elected to continue to participate in the Pension Plan. Mr. Cummiskey joined the Company after December 31, 1998 and therefore was not eligible to participate in the Pension Plan. As of December 31, 1998, all benefits not paid out under the Pension Plan were 100 percent vested.
Effective January 1, 1995, we adopted a nonqualified Supplemental Executive Retirement Plan to pay pension benefits that are earned, pursuant to the Pension Plan, but not payable due to limits imposed by the IRS. The Internal Revenue Code, generally limits the annual benefits that may be paid under the Pension Plan and limits the amount of annual compensation that may be taken into account in determining final average earnings as described below. The Supplemental Executive Retirement Plan was amended and restated by the Board of Directors effective as of January 1, 2009 and further amended in 2010 to ensure compliance with the requirements of Section 409A of the Internal Revenue Code.

Effective January 1, 2005, the Pension Plan and the Supplemental Executive Retirement Plan were each amended to (i) freeze any further benefit accruals after December 31, 2004 and (ii) increase the years of credited service for each participant by the lesser of (a) two years or (b) such additional credited service as would increase the participant’s years of credited service to 35. Because the Pension Plan is now frozen, the annual benefits that may be paid and the amount of annual compensation that will be considered in connection with the Supplemental Executive Retirement Plan provided to Messrs. Schimkaitis, McMasters and Thompson are based on limitations for 2004 which are $165,000 and $205,000, respectively. Mr. Cummiskey and Mrs. Cooper do not participate in the Supplemental Executive Retirement Plan. The liability and expense for the Supplemental Executive Retirement Plan is discussed in our Annual Report on Form 10-K (Note M) for the year ended December 31, 2010.
The following table sets forth the actuarial present value of each named executive officer’s total accumulated benefit under the Pension Plan and Supplemental Executive Retirement Plan. Because the Plans were frozen effective January 1, 2005, the calculation of benefits will be based on average earnings for the highest five consecutive years of the ten years ended December 31, 2004. Changes in participants’ earnings after 2004 will not affect their Pension Plan benefits. Compensation (salary and cash incentive) for 2004 used to compute final average earnings was as follows: Mr. Schimkaitis $439,470; Mr. McMasters $293,565; Mr. Thompson $273,815; and Mrs. Cooper $116,342. The valuation methodology and material actuarial assumptions, including the interest rate and mortality table, used in the calculation of the present value of the benefits under these plans as shown in the table are described in detail in the Note “Employee Benefit Plans” in our Annual Report on Form 10-K (Note M) for the year ended December 31, 2010. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. The Supplemental Executive Retirement Plan is unfunded, but is required to be funded in the event of a change in control of the Company.

2010 Pension Benefits
		Number of Years	Present Value of	Payments During
		Credited Service[1]	Accumulated Benefits	the Last Fiscal Year
Name	Plan Name	(#)	($)	($)
John R. Schimkaitis[2]	Pension Plan	23	844,268	0
	Supplemental Executive Retirement Plan	23	765,255	0
Michael P. McMasters	Pension Plan	25	515,482	0
	Supplemental Executive Retirement Plan	25	127,897	0
Stephen C. Thompson	Pension Plan	24	439,293	0
	Supplemental Executive Retirement Plan	24	95,596	0
Beth W. Cooper	Pension Plan	17	103,576	0

[1]
On January 1, 2005 each employee participating in the Pension Plan was credited an additional two years of service as described above. Since the Pension Plan is now frozen, service on or after January 1, 2005 will not affect the benefits available to any participants in the Pension Plan. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. Schimkaitis, $540; Mr. McMasters, $522; Mr. Thompson, $520; and Mrs. Cooper, $236. The monthly accrued benefits at normal retirement age under the Supplemental Executive Retirement Plan increased as follows: Mr. Schimkaitis, $490; Mr. McMasters, $130; and Mr. Thompson, $117.

[2]
In January of 2011, Mr. Schimkaitis retired from the Company and received a retirement payment under the Pension Plan of $844,268. In July of 2011, Mr. Schimkaitis will receive a lump sum payment of $765,255 under the Supplemental Executive Retirement Plan. Mr. Schimkaitis’ benefit under the Pension Plan and Supplemental Executive Retirement Plan at December 31, 2010 was $817,268 and $740,781, respectively.

Under the Pension Plan, participants are entitled to receive benefits based upon final average earnings and credited years of service. Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper have each been employed with the Company for more than five years. The final average earnings for these executive officers is based on the average adjusted W-2 earnings for the five consecutive calendar years of the ten calendar years of employment prior to January 1, 2005, that produce the highest average. The accrued monthly benefit for each named executive officer is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):
(i)	1.3 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements)

(ii)	0.625 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements) in excess of Covered Compensation, as defined by the IRS

(iii)	Credited years of service (but not more than 35 years)
A participant may receive all of his or her retirement benefits under the Pension Plan at age 65. A participant may, however, elect to receive a reduced early retirement benefit beginning at age 55. If a participant elected to receive the early retirement benefit, he or she would receive the normal retirement benefit that would have been received at age 65 reduced by one-fifteenth for each of the first five years, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date. In January of 2011, Mr. Schimkaitis retired from the Company and received a reduced early retirement payment under the Pension Plan of $844,268. Mr. Schimkaitis received his distribution in the form of a lump sum after providing property equal to 125 percent of the restricted portion of the lump sum payment in accordance with the Internal Revenue Code’s tax requirements. This property was placed in escrow, with oversight by a third party escrow agent. Until the Pension Plan is fully funded, as defined under the Internal Revenue Code, each year an amount equal to the value of payments that would have been paid to Mr. Schimkaitis if he had elected the life annuity form of distribution will become unrestricted and returned to Mr. Schimkaitis, subject to the remaining property retaining a minimum market value. In July of 2011, Mr. Schimkaitis will receive a lump sum payment of $765,255 under the Supplemental Executive Retirement Plan. Currently, Mr. Schimkaitis is the only named executive officer eligible to retire and receive early retirement benefits under the Pension Plan.
Each named executive officer would normally receive his or her benefits in the form of a joint and survivor annuity. Alternatively, if the participant elects to waive the joint and survivor annuity, he or she could elect to receive benefits in any of the following forms: (i) a life annuity ceasing upon death; (ii) an annuity for ten years certain and for life; (iii) a joint and survivor annuity payable for the life of the participant and continued upon his or her death for the life of his or her surviving beneficiary, with the beneficiary’s monthly benefit to being either 50 percent, 66-2/3 percent, or 100 percent (as elected by the participant) of the benefit paid or payable for each month for life; or (iv) in a lump sum. In December of 2008, the Compensation Committee amended the Supplemental Executive Retirement Plan to allow participants to elect a lump sum payment and to also add the other optional forms of benefit payments currently available under the qualified Pension Plan. Benefits under the qualified Pension Plan are not subject to any deduction for Social Security or other offset amounts. The Pension Plan also includes provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.
Nonqualified Deferred Compensation. We maintain two programs, the Deferred Compensation Plan and the 401(k) Supplemental Executive Retirement Plan, that allow for the deferral of certain income taxes on compensation. Mr. McMasters is the only named executive officer that participates in the Deferred Compensation Plan. All of the named executive officers participate in the nonqualified 401(k) Supplemental Executive Retirement Plan. The following table reflects the aggregate balance of nonqualified deferred compensation for each executive officer.

Nonqualified Deferred Compensation for the 2010 Fiscal Year
	Executive	Registrant	Aggregate
	Contributions	Contributions in	Earnings in	Aggregate Withdrawals /	Aggregate Balance at
	in 2010	2010[1]	2010[2,3]	Distributions in 2010	December 31, 2010
	($)	($)	($)	($)	($)
John R. Schimkaitis	$21,532	$49,365	$47,360	$(5)	$521,636
Michael P. McMasters	$8,778	$21,778	$280,257	$0	$1,171,335
Stephen C. Thompson	$18,976	$11,334	$13,174	$0	$240,369
Beth W. Cooper	$7,304	$9,078	$9,834	$0	$78,336
Joseph Cummiskey	$42,308	$16,172	$7,954	$0	$81,351

[1]
The Registrant Contributions in 2010 column represents the Company’s matching contributions associated with the nonqualified 401(k) Supplemental Executive Retirement Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table. The nonqualified 401(k) Supplemental Executive Retirement Plan is discussed in more detail below.

[2]
The funds available under the nonqualified 401(k) Supplemental Executive Retirement Plan and their annual rate of return for the calendar year ended December 31, 2010, as reported by the administrator of the 401(k) Supplemental Executive Retirement Plan are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
BlackRock Money Market	0.03%	T. Rowe Price Retirement 2020 R	14.20%
Investment Co. of America	10.86%	T. Rowe Price Retirement 2030 R	15.43%
EuroPacific Growth Fund	9.40%	T. Rowe Price Retirement 2040 R	15.92%
Growth Fund of America	12.28%	T. Rowe Price Retirement Income R	9.55%
Federated Mid-Cap Index	26.03%	T. Rowe Price Retirement 2050 R	15.81%
BlackRock Interm Government Class A	5.85%	American Century Small Cap Value Inv	24.15%
BlackRock Total Return II CI A	7.89%	BlackRock Total Return II	7.91%
Invesco Small Cap Growth Fund	26.28%	BlackRock Intermediate Government Bond	5.97%
American Balanced Fund	13.02%	T. Rowe Equity Income Adv	14.87%
Fidelity Spartan 500 Index Fund	14.98%	T. Rowe Mid Cap Value Adv	16.12%
Federated Kaufmann	18.54%	T. Rowe Retirement 2010 Adv	12.46%
Calvert Income	6.45%	T. Rowe Retirement 2020 Adv	14.46%
American Century Small Cap Value	23.67%	T. Rowe Retirement 2030 Adv	15.77%
American Capital World Growth & Income A	7.71%	T. Rowe Retirement 2040 Adv	16.13%
T. Rowe Price Equity Income R	14.58%	T. Rowe Retirement 2050 Adv	16.09%
T. Rowe Price Mid Cap Value R	15.87%	T. Rowe Retirement Income Adv	9.82%
T. Rowe Price Retirement 2010 R	12.15%

[3]
Dividends on deferred stock units in the Deferred Compensation Plan are paid at the same rate as dividends on shares of the Company’s common stock. No annual bonus or incentive compensation under the Cash Incentive Plan has been deferred by the executive officers.

Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Company’s 401(k) Supplemental Executive Retirement Plan previously reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2010 column and quantified below:

		Amount included in both Nonqualified
	Amount included in both Nonqualified	Deferred Compensation Table and previously
	Deferred Compensation Table and	reported in Prior Years’ Summary
	2010 Summary Compensation Table	Compensation Tables
Name	($)	($)
John R. Schimkaitis	$93,178	$633,098
Michael P. McMasters	$38,740	$627,783
Stephen C. Thompson	$31,106	$113,891
Beth W. Cooper	$22,025	$102,070
Joseph Cummiskey	$63,089	$14,721
Deferred Compensation Plan. Participants may elect to defer any percentage of their eligible compensation under the Deferred Compensation Plan, including performance-based compensation (as further defined in the Plan document). Performance-based shares are awarded pursuant to our Equity Incentive Plan depending on the extent to which pre-established performance goals are met. Participants are entitled to deferred stock units on the deferred performance-based shares, to the extent earned. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company’s common stock. These dividends are then reinvested into additional deferred stock units. The deferred stock units will then be settled on a one-for-one basis in shares of the Company’s common stock.
Also under the Deferred Compensation Plan, a named executive officer may elect to defer any or all of his or her annual bonus compensation granted under the Cash Incentive Plan. Participants will receive earnings on deferred bonus compensation based on their selection of one or more indices. The indices were previously selected by the Compensation Committee. The deferred compensation will earn the applicable investment return(s) or loss(es) that it would have earned if the dollars had actually been invested in the funds.

In order to participate in the Deferred Compensation Plan, named executive officers are required to submit their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. The named executive officer must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The named executive officer must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the named executive officer chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the named executive officer, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. If a named executive officer does not make a payment election, the default form of payment is a lump sum. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. Also in accordance with Section 409A of the Internal Revenue Code, certain named executive officers will not be entitled to receive any payments until six months after his or her date of separation except under certain circumstances. For example, payments to the named executive officers may be accelerated according to the terms of the Deferred Compensation Plan, in the event of death, disability, change in control, or an unforeseeable emergency. Named executive officers will be individually responsible for any tax obligations related to deferring compensation under the Deferred Compensation Plan. Distributions of deferrals of annual bonus compensation will be paid in cash, while distributions of deferrals of performance and non-performance shares will be paid in common stock
Nonqualified 401(k) Supplemental Executive Retirement Plan. Participants in the nonqualified 401(k) Supplemental Executive Retirement Plan may elect to contribute a specified percentage of their compensation to the Plan. The participant may also contribute any amount that exceeds the maximum contribution permitted under the Company’s qualified 401(k) Retirement Savings Plan. Participants may allocate their contributions and the Company’s matching contributions on these deferral amounts to one or more investment funds that mirror the various investment funds available under the Company’s qualified 401(k) Retirement Savings Plan.
At the time a participant elects to defer compensation in the nonqualified 401(k) Supplemental Executive Retirement Plan, the participant makes a corresponding distribution election. A participant may elect to receive the funds from his or her account upon separation from service. If a participant elects this form of payment, he or she would not be entitled to receive any payments until six months after his or her date of separation, unless the separation was a result of death or disability. A participant may also elect to receive funds on a fixed future date, or the earlier or later of the separation from service or a fixed future date. In all elections, a participant may request such funds to be paid in a lump sum, or five or ten annual installments, and may specify whether the election applies to employee contributions and employer matching dollars or employer discretionary contributions. The amount of each installment, if elected, shall be equal to the value of the deferred amounts at the time each such payment is to be made, divided by the number of remaining installments. If a named executive officer does not make a payment election, the default form of payment is a lump sum.
Termination Provisions. On December 31, 2009, the Company entered into employment agreements with Messrs. McMasters, Thompson and Cummiskey and Mrs. Cooper. Each employment agreement became effective on January 1, 2010. On January 14, 2011, the Company entered into a new employment agreement with Mr. McMasters which became effective on January 1, 2011. Under the new employment agreement, Mr. McMasters will serve in the capacity of President and Chief Executive Officer of the Company. The new employment agreement supersedes and replaces the previous employment agreement with Mr. McMasters. All of the employment agreements provide for certain benefits if a named executive officer’s employment with us is voluntarily or involuntarily terminated. The initial term of the employment agreement for each named executive officer is three years, which automatically extends upon a “change in control,” as specifically defined in the employment agreement, for two, three or four years from the date of a change in control depending on the named executive officer. Each employment agreement automatically renews for successive one-year terms, except for Mr. McMasters’ employment agreement which may be renewed for successive one-year terms upon action of the Compensation Committee. Mr. Schimkaitis is currently serving as our non-executive Vice Chairman of the Board. He served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. Effective with his retirement, Mr. Schimkaitis was no longer a named executive officer of the Company and no longer subject to the terms and conditions of an employment agreement. The Company did enter into a Consulting Agreement with Mr. Schimkaitis effective January 3, 2011. The terms and conditions of the Consulting Agreement are described on page 45 of this Proxy Statement.

Each of the named executive officer’s employment agreement contains a clawback provision. Under the clawback provision, all or any portion of an incentive award under the Cash Incentive Plan and Equity Incentive Plan or any future arrangement established by the Company is subject to repayment by the named executive officer, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. If the Compensation Committee determines that the named executive officer engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award. The right of recovery of payments automatically terminates upon a change in control except with respect to any right of recovery that has been asserted prior to such change in control.
Under the employment agreements, named executive officers are entitled to participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company, all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to other named executive officers of the Company. Under the Company’s Equity Incentive Plan, as approved by stockholders in 2005, each named executive officer is eligible for a target long-term equity-based incentive award as determined on an annual basis by the Compensation Committee in its discretion and in accordance with and subject to the terms of the Company’s Equity Incentive Plan. Under the Company’s Cash Incentive Plan each named executive officer is eligible for a target short-term cash incentive award, as determined on an annual basis by the Compensation Committee in its discretion and in accordance with and subject to the terms of the Company’s Cash Incentive Plan.
All of the employment agreements include covenants that protect our goodwill. These covenants are effective during the time that the named executive officer is employed with us and after termination of the agreement. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after an executive officer terminates employment with us. If the named executive officer resigns for reasons related to certain acts of the Company after a change in control, these covenants would remain effective for fifteen months after the resignation. Under Mr. Thompson, Mrs. Cooper and Mr. Cummiskey’s employment agreements, if any of these provisions are violated, payments to the named executive officer would not be reduced; however, the Company would be entitled to seek appropriate legal remedies. Under Mr. McMaster’s employment agreement, payments are subject to his compliance with these provisions and the execution and delivery (and non-revocation) of a release of claims against the Company and its officers, directors, employees and affiliates. In the event Mr. McMasters does not comply with these provisions or does not deliver a release of claims, then payments would cease and any unpaid amounts are forfeited.
Initial Term of the Employment Agreement. If the Company terminates or elects to not renew a named executive officer’s employment agreement at the end of the initial term of the agreement for any reason other than “for cause,” as specifically defined in the employment agreements, or the named executive officer’s death, then the named executive officer is entitled to receive, as severance compensation, his or her then monthly base compensation for one year after the termination date. The named executive officer’s compensation may be decreased provided that the decrease is made on a good faith basis and with reasonable justification. Termination for any reason other than “for cause” can also be referred to as termination “without cause” and can be initiated by either the named executive officer or the Company. Generally, termination “without cause” can occur when the Company, acting in good faith, decreases a named executive officer’s position, compensation or benefits at which time the named executive officer may terminate his or her employment for “good reason.” The reduction in compensation or benefits may not be related to a company-wide reduction. Termination “without cause” can also occur if the Company terminates the named executive officer for reasons not related to a crime involving moral turpitude, theft from the Company, violation of non-competition or confidentiality obligations, or, following a cure period, gross negligence in fulfilling his or her responsibilities. Based upon a hypothetical termination date of December 31, 2010, and assuming the termination is “without cause” the named executive officers (or his or her estate) would have received a severance benefit, as described above, as follows: Michael P. McMasters $305,000; Stephen C. Thompson $280,000; Beth W. Cooper $205,000; and Joseph Cummiskey $165,000.
Extended Term of the Employment Agreement. The employment agreements include provisions that are designed to help retain the named executive officers in the event of a change in control of the Company. The Board of Directors believes that these provisions are appropriate to address the uncertainties and potential distractions resulting from any threatened or actual change in control. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board of Directors, the acquisition of ownership of our stock, or the acquisition of significant assets from the Company.

Under each named executive officer’s employment agreement and Mr. McMasters’ previous employment agreement that was in effect on December 31, 2010, if a named executive officer’s employment was terminated, after a change in control, by the named executive officer for “good reason” or by the Company “without cause,” as specifically defined in the employment agreement and as described in the Initial Term of the Employment Agreement section above, he or she would be entitled to receive, in addition to the sum of all accrued but unpaid amounts due, a single lump sum payment (provided such termination occurs within two years of a change in control) in cash based on the sum of the following:
•	Current monthly base compensation, adjusted annually by the Consumer Price Index as described below, multiplied by 36 (multiplied by 24 for Mrs. Cooper and Mr. Cummiskey)
•	Average of the cash incentive awards paid over the prior three calendar years, multiplied by three (multiplied by two for Mrs. Cooper and Mr. Cummiskey)
•
Payment equal to the value of the benefits foregone over 36 months (over 24 months for Mrs. Cooper and Mr. Cummiskey) as a result of the termination, including the present value of additional Company contributions that would have been made to savings and deferred compensation plans over the period

Upon a change in control, each named executive officer’s base compensation would increase annually thereafter on the anniversary of the execution of the employment agreement. This increase would be no less than his or her current base compensation multiplied by the increase in the preceding calendar year of the Consumer Price Index, an index published by the U.S. Bureau of Labor Statistics. In no event would a named executive officer’s base compensation be decreased. Each named executive officer would continue to receive health and other insurance benefits for the remainder of the term of his or her employment agreement. All unearned equity compensation is also immediately earned at the maximum level. In addition, each named executive officer would receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) Retirement Savings Plan and 401(k) Supplemental Executive Retirement Savings Plan, as of the date of termination, although these benefits are not increased.
At the Compensation Committee’s meeting on December 14, 2010, Cook & Co. presented their observations on the Company’s current compensation plan design, including executive officer employment agreements. Cook & Co.’s review included, but was not limited to, the term of the employment agreements, eligibility to earn incentive awards, clawback policy, termination provisions, and restrictive covenants. Cook & Co. reported to the Compensation Committee that the Company’s employment agreements are generally aligned with market practices; however, based on its review and expertise, Cook & Co. recommended several amendments to the employment agreements to better align the Company’s practices with competitive market practices. Such recommendations are under consideration by the Compensation Committee.
Under Mr. McMasters’ new employment agreement effective January 1, 2011, upon a change in control, his then current monthly base compensation would not be adjusted annually by the Consumer Price Index but instead increases would be determined by the Board of Directors from time to time based, in part, on an annual review of Mr. McMasters’ compensation and performance. If his employment was terminated, after a change in control, by him for “good reason” or by the Company “without cause,” as specifically defined in the employment agreement and as described in the Initial Term of the Employment Agreement section above, he would be entitled to receive a single lump sum payment in cash as described above. In no event would his base compensation be decreased. Additionally, with regards to a payment for the value of benefits, Mr. McMasters would only be entitled to a payment equal to the Company’s contributions to the Company’s savings plan that would have been vested at the end of the 36 month period. He is not entitled to receive any benefits related to additional Company contributions that would have been made to the savings and deferred compensation plans over the 36-month period.
The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. As a result, no excise tax would be levied nor would there be any loss of tax deductibility to the Company as a result of making the severance payment. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.

Based upon a hypothetical termination date of December 31, 2010, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $41.52, the closing market price per share of our common stock on December 31, 2010, would have been as follows:

	John R.	Michael P.	Stephen C.	Beth W.	Joseph
	Schimkaitis[1]	McMasters[2]	Thompson	Cooper	Cummiskey
Base Salary (based upon severance multiple)	$1,260,000	$915,000	$840,000	$410,000	$330,000
Annual Cash Bonus (based upon severance multiple)[3]	$674,473	$350,636	$181,900	$132,794	$268,977
Healthcare and other insurance benefits[4]	$30,437	$42,782	$42,770	$28,804	$27,906
Retirement Plan benefits[5]	$232,137	$151,876	$107,300	$48,851	$53,908
Unpaid Equity Incentive Compensation[6]	$996,480	$570,900	$415,200	$415,200	$166,080

Total	$3,193,527	$2,031,195	$1,587,170	$1,035,650	$846,872
Reduced by IRC 280G Limit[7]	$296,770	$678,689	$344,086	$227,322	$202,333

Net Amount Payable to Executive	$2,896,757	$1,352,507	$1,243,084	$808,328	$644,538

[1]	Effective January 1, 2011, Mr. Schimkaitis is serving as our non-executive Vice Chairman of the Board. He served as our Chief Executive Officer from 1999 until his retirement on January 1, 2011. Effective January 1, 2011, Mr. Schimkaitis is no longer entitled to receive estimated payments or benefits in connection with a change in control.

[2]	This column represents estimated payments or benefits to Mr. McMasters under his previous employment agreement dated December 31, 2009. On January 14, 2011, the Company entered into a new employment agreement with Mr. McMasters which became effective on January 1, 2011. The terms and conditions of the severance benefits afforded to Mr. McMasters under this agreement are described in detail under the Termination Provisions section in this proxy statement which begins on page 41. Under his new employment agreement, Mr. McMasters is not entitled to receive any benefits related to additional Company contributions that would have been made to the savings and deferred compensation plans over the 36-month period.

[3]	For each named executive officer, the average of the cash incentive awards under the Cash Incentive Plan for the fiscal years 2007, 2008 and 2009, multiplied by the respective severance multiple. In addition, each named executive officer is entitled to receive his or her applicable annual cash bonus that was earned in 2010 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

[4]	Based upon the expected healthcare cost per employee for 2010, as provided by the Company’s third-party administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.

[5]	Based upon the respective matching contribution levels forgone for each respective named executive officer (based upon age and years of service) under the Company’s qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Savings Plan. Effective January 1, 2011, the Company amended and restated the qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Savings Plan. Under the amended and restated Plans, named executive officers no longer receive a matching contribution based upon age and years of service but instead receive a fixed matching contribution that is the same as the contribution made to other employees of the Company that are eligible to participate in the plans. In addition, employees, including the named executive officers, are eligible to receive an additional supplemental employer contribution at the discretion of the Company.

[6]	These represent the maximum awards under the 2009-2011 and 2010-2012 performance periods, valued at $41.52, the year-end closing price.

[7]	The total severance amount payable to a named executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. Pursuant to Section 280G, this amount is calculated by multiplying three times the five-year average of the executive officer’s W-2 compensation.
Upon a change in control, each named executive officer would be entitled to receive the amounts deferred under the Deferred Compensation Plan, in the form of a lump sum payment. Under the 401(k) Supplemental Executive Retirement Plan, each named executive officer would likewise be entitled to a lump sum payment equal to the value in his or her account upon a change in control.

In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code, each named executive officer’s employment agreement provides that if a separation from service occurs: (i) within two years of a change in control, benefits will be paid in a lump sum, or (ii) more than two years after the change in control, the benefits will be paid in equal installments over a one year period. In addition, each employment agreement provides that benefits paid upon a separation from service will be subject to a six-month delay in the commencement of payment if required by Section 409A of the Internal Revenue Code. The named executive officer will pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.
Consulting Agreement. Effective January 3, 2011, the Company entered into a Consulting Agreement with Mr. Schimkaitis, our non-executive Vice-Chairman of the Board. Mr. Schimkaitis served as the Company’s Chief Executive Officer from 1999 until his retirement on January 1, 2011. Pursuant to the Consulting Agreement, Mr. Schimkaitis will provide consulting services as reasonably requested from time to time by the Board of Directors or a designated representative of the Board. The initial term of the Consulting Agreement is twelve months, which can be extended, with Mr. Schimkaitis’ consent, for additional one year consulting assignments. Under the Consulting Agreement, Mr. Schimkaitis will be available to work for the Company as a consultant up to 400 hours per year; however, he may not, at any time, exceed twenty percent of the average time he devoted to the position of President and Chief Executive Officer of the Company during the thirty-six month period prior to his retirement. Mr. Schimkaitis will be paid a consulting fee of $10,000 per month for his services and reimbursed for reasonable out-of-pocket expenses. Mr. Schimkaitis is not entitled to payment of any consulting fee for any month during the term of the Consulting Agreement for which no services are provided. He will be responsible for the payment of any taxes owed on compensation paid to him under the Consulting Agreement. The Consulting Agreement includes automatic termination for engagement in willful misconduct with respect to the obligations under the Consulting Agreement, or conduct which violates the Company’s Business Code of Ethics and Conduct.
The Company previously entered into an employment agreement with Mr. Schimkaitis dated December 31, 2009. Mr. Schimkaitis’ employment agreement terminated effective upon his retirement as Chief Executive Officer of the Company. His employment agreement included covenants that protect our goodwill and other business. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after Mr. Schimkaitis’ employment terminated. If any of these provisions are violated, the Company would be entitled to seek appropriate legal remedies.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Richard Bernstein, Chairman, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan serve as members of the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is solely independent of the Company as required by the NYSE listing standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related party transaction with the Company.
There were no Compensation Committee interlocks or insider (employee) participation during 2010.
(remainder of page left intentionally blank)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides the number of shares of our common stock beneficially owned as of March 11, 2011 by each director, by each named executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors and named executive officers as a group. The table shows shares held in the qualified 401(k) Retirement Savings Plan, deferred stock units credited under the Deferred Compensation Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. There have been no shares of our common stock pledged as security by a director, named executive officer, or all directors and named executive officers as a group. The table also provides information for each other person known to us to beneficially own five percent or more of our common stock.
Beneficial Ownership as of March 11, 2011

	Qualified 401(k)	Deferred
	Retirement Savings	Compensation	Total Shares Owned
Name of Beneficial Owner	Plan	Plan[1]	Beneficially[2,3]	Percent of Class
Ralph J. Adkins	—	—	57,020	*
Eugene H. Bayard	—	—	13,492	*
Richard Bernstein	—	—	40,272	*
Thomas J. Bresnan	—	2,836	7,486	*
Beth W. Cooper	6,169	—	17,226	*
Joseph Cummiskey	1,849	—	1,849	*
Thomas P. Hill, Jr.	—	—	7,051	*
Dennis S. Hudson, III	—	—	2,427	*
Paul L. Maddock, Jr.	—	—	25,340	*
J. Peter Martin	—	—	11,100	*
Michael P. McMasters	10,956	24,896	53,020	*
Joseph E. Moore	—	2,116	11,766	*
Calvert A. Morgan, Jr.	—	—	20,000	*
Dianna F. Morgan	—	—	2,073	*
John R. Schimkaitis	—	—	94,164	*
Stephen C. Thompson	12,133	—	35,993	*
Executive Officers and Directors as a Group	31,107	29,847	400,276	4.19%

* Less than one percent.

Name of Investment Advisor
BlackRock, Inc.[4]	—	—	610,743	6.42%
40 East 52nd Street New York, NY 10022

[1]	The Deferred Compensation Plan enables non-employee directors to defer all or a portion of their meeting fees and annual retainers on a pre-tax basis. The named executive officers can also defer cash incentives and equity incentives on a pre-tax basis under the Deferred Compensation Plan. See the descriptions of the Deferred Compensation Plan on pages 22 and 40.

[2]	Unless otherwise indicated in a footnote, each director or named executive officer possesses sole voting and sole investment power with respect to his or her shares shown in the table. No director or named executive officer owns more than one percent of the outstanding common stock of the Company. All directors and named executive officers as a group own 4.19 percent of the Company’s outstanding shares as of March 11, 2011.

[3]	Voting rights are shared with spouses and other trustees in certain accounts for Ralph J. Adkins (3,000), Thomas J. Bresnan (4,650 shares), Beth W. Cooper (1,035 shares), Paul L. Maddock, Jr. (12,000 shares) and Calvert A. Morgan, Jr. (7,650 shares). Independent accounts are held by the spouses of Ralph J. Adkins (3,276 shares), Thomas P. Hill, Jr. (3,289 shares) and Michael P. McMasters (31 shares).

[4]	According to their report on Schedule 13G/A, filed on February 2, 2011, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 610,743 shares, or 6.42 percent, of our common stock. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, BlackRock had sole power to vote 610,743 shares and sole power to dispose of 610,743 shares. BlackRock’s Schedule 13G, as filed with the Securities and Exchange Commission, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plans. The following table sets forth the remaining number of shares authorized for issuance under the equity compensation plans of the Company as of December 31, 2010 which were approved by the stockholders:

Number of Securities
Remaining Available for
Equity Compensation Plans	Future Issuance under
Approved by Stockholders	Equity Compensation Plans

2005 Performance Incentive Plan	345,028
2005 Directors Stock Compensation Plan	34,215
2005 Employee Stock Award Plan	23,600

Total	402,843

There are no equity plans that were not previously approved by the Company’s stockholders.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors hereby provides the following report with respect to the Company’s audited financial statements for the year ended December 31, 2010.
The Audit Committee has reviewed and discussed the Company’s audited financial statements with the management of the Company. The Audit Committee has discussed with ParenteBeard LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received the written disclosures and the letter from ParenteBeard LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of ParenteBeard LLP, and has discussed with ParenteBeard LLP its independence. Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in our 2010 Annual Financial Report and Shareholder Letter, which contains our Annual Report on Form 10-K for the year ended December 31, 2010.
The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.
THE AUDIT COMMITTEE
Thomas J. Bresnan (Chairman)
Thomas P. Hill, Jr.
Dennis S. Hudson, III
J. Peter Martin
FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On February 23, 2010, ParenteBeard was appointed by the Audit Committee as the Company’s independent registered public accounting firm for the year ended December 31, 2010. As described under the section Ratification of Independent Registered Public Accounting Firm, the Company’s previous independent registered public accounting firm, Beard Miller, resigned as auditors of the Company when they combined their firm with Parente Randolph to create ParenteBeard.

Audit Fees. The aggregate fees billed to the Company and its subsidiaries by ParenteBeard in 2010 totaled $705,100 and by ParenteBeard and Beard Miller in 2009 totaled $688,000. These fees were all related to professional services rendered by the respective auditing firm in conjunction with the audits of our financial statements included in our Annual Report on Form 10-K; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; and the audits of internal control over financial reporting.
Audit-Related Fees. The Company engaged ParenteBeard in 2010, and ParenteBeard and Beard Miller in 2009 to perform annual audits on our benefit plans. The audits covered the plan periods of January 1, 2009 through December 31, 2009 and January 1, 2008 through December 31, 2008. Additionally, they were engaged to perform due diligence reviews related to acquisitions and potential acquisitions, accounting consultations and audits in connection with acquisitions. The aggregate fees billed for audit-related services were $64,600 and $149,000 for 2010 and 2009, respectively. The increase for 2009 was related primarily to due diligence, accounting consultations and audits in connection with the acquisition of FPU.
Tax Fees. The Company did not engage ParenteBeard or Beard Miller to provide any tax services in 2010 or 2009.
All Other Fees. The Company did not engage ParenteBeard or Beard Miller to provide any services in 2010 or 2009 other than those identified above.
Audit Committee’s Pre-Approval Policies and Procedures. Under the policy adopted by the Audit Committee, all audit and non-audit services provided to the Company by its independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee approved 100 percent of all audit and non-audit services provided to the Company by ParenteBeard. The Audit Committee has delegated to the Chairman of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. Any approvals granted pursuant to delegated authority must be reported to the Audit Committee at the next regularly scheduled meeting.
SUBMISSION OF STOCKHOLDER PROPOSALS
In order to be considered for inclusion in our Proxy Statement for the Annual Meeting to be held in 2012, stockholder proposals must be submitted in writing and received at our principal executive offices on or before November 25, 2011. Written proposals should be directed to the following: Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.
Under the Company’s Bylaws, as amended and restated on April 7, 2010, a stockholder wishing to bring an item of business before an annual meeting of stockholders must provide timely notice in writing to the Corporate Secretary of the Company. To be timely, the stockholder’s notice must be received by the Company at its principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting. The Company’s Bylaws also provide for certain requirements in the event our annual meeting is more than 30 days before or more than 60 days after such anniversary date. A stockholder’s notice to the Corporate Secretary must contain the information set forth in the Company’s Bylaws. This information includes, but is not limited to, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in the Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. The stockholder is also required to include a representation as to the accuracy of the information that is being provided. With respect to stockholder proposals for director nominees, please see the additional requirements set forth under DIRECTOR NOMINATION PROCESS on page 14 herein.
HOUSEHOLDING RULES
Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to deliver single copies of proxy statements and annual reports to two or more stockholders that share the same address, if the stockholders at the address have the same last name or the broker or bank reasonably believes that the stockholders are members of the same family. If a stockholder who holds shares through a broker or bank, received from the broker or bank, a notice stating that the broker or bank intends to send only one copy of such material to the stockholder’s household, and none of the members of the household objected, they are deemed to have consented to this arrangement. A stockholder who, in accordance with these rules, received only a single copy of this Proxy Statement or the 2010 Annual Report and would like to receive a separate copy of these materials, or separate copies of future proxy statements and annual reports, should submit a written or oral request to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275.

Stockholders sharing the same address who hold shares through a broker or bank and who are receiving multiple copies of our proxy statements and annual reports may request a single copy by contacting their broker or bank.
ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K
THE COMPANY FILED ITS ANNUAL REPORT ON FORM 10-K FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2010 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO) WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a -1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WE WILL PROVIDE YOU WITH A COPY OF THIS DOCUMENT, FREE OF CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company’s directors and executive officers, and any beneficial owner of more than 10 percent of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of the Company’s common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. To our knowledge, based solely on the review of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2010 all directors and executive officers filed on a timely basis the reports required by Section 16(a), except for a filing made on behalf of Mr. Bayard in March of 2010 for a transaction that had not been previously disclosed to the Company and therefore, not previously filed. We are not aware of any person or entity that beneficially owns more than ten percent of the Company’s common stock.
OTHER MATTERS
The Board of Directors is not aware of any other matter to be presented at the Annual Meeting. In accordance with our Bylaws, other business may be properly brought before the meeting or at any adjournment meeting. The individuals that have been designated as Proxies will vote pursuant to their discretion on any matter that is properly brought before the meeting.

By Order of the Board of Directors,

Beth W. Cooper Corporate Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 3, 2011.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/cpk
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board recommends a vote FOR all nominees, FOR Proposal 2, for every 3 Yrs for Proposal 3 and FOR Proposal 4.
+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Thomas J. Bresnan	☐	☐	02 - Michael P. McMasters	☐	☐	03 - Joseph E. Moore	☐	☐
04 - Dianna F. Morgan	☐	☐	05 - John R. Schimkaitis	☐	☐

		For	Against	Abstain			3 Yrs	2 Yrs	1 Yr	Abstain
2.	Non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	3.	Non-binding advisory vote regarding the frequency of stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

4.	Ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm.	☐	☐	☐		In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting and at any adjourned meeting.
 B  Non-Voting Items
Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	+

Dear Stockholder:	March 25, 2011
You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 9:00 a.m. Eastern Daylight Time on May 4, 2011, in the Board Room, PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware. The Board of Directors looks forward to personally greeting those stockholders who are able to attend. The Corporate Secretary’s formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting.
Whether or not you plan to attend the Meeting, it is important that your shares be represented at the Meeting. Accordingly, you are requested to promptly sign, date and mail the attached proxy in the envelope provided.
Thank you for your consideration and continued support.

Sincerely,

RALPH J. ADKINS
Chairman of the Board
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Chesapeake Utilities Corporation

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2011 AT 9:00 AM (EASTERN DAYLIGHT TIME) IN THE BOARD ROOM
PNC BANK, N.A.
222 DELAWARE AVENUE
WILMINGTON, DELAWARE 19801
The undersigned stockholder hereby appoints Ralph J. Adkins and Michael P. McMasters and each one of them, with power of substitution and revocation, the proxies of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and at any adjourned meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, FOR A THREE-YEAR INTERVAL ON PROPOSAL 3, AND FOR PROPOSAL 4.
The Board of Directors recommends a vote FOR Proposals 1 and 2, FOR a THREE-YEAR INTERVAL on Proposal 3, and FOR Proposal 4.
PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE